                                                                     EXHIBIT 2.1

                                                                  EXECUTION COPY

                           PURCHASE AND SALE AGREEMENT

                                  BY AND AMONG

               MALARA BROADCAST GROUP OF FORT WAYNE LLC ("BUYER")

                                       AND

                              WPTA-TV, INC. ("TV")

                                       AND

                      WPTA-TV LICENSE, INC. ("LICENSE CO.",

                        AND, TOGETHER WITH TV, "SELLERS")

                                       AND

                   GRANITE BROADCASTING CORPORATION ("PARENT")

                           DATED AS OF APRIL 23, 2004

                                TABLE OF CONTENTS

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
ARTICLE I DEFINITIONS......................................................................     1
         1.1      Definitions..............................................................     1
         1.2      Terms Generally..........................................................    12

ARTICLE II PURCHASE AND SALE AND ASSUMPTION OF LIABILITIES.................................    12
         2.1      Purchase and Sale........................................................    12
         2.2      Closing Date Payments....................................................    12
         2.3      Closing Date Deliveries..................................................    12
         2.4      Working Capital Adjustment...............................................    13
         2.5      [Intentionally Omitted]..................................................    15
         2.6      [Intentionally Omitted]..................................................    15
         2.7      Non-Assumption of Liabilities............................................    15
         2.8      Taxes....................................................................    17
         2.9      Risk of Loss.............................................................    17
         2.10     Allocation...............................................................    17

ARTICLE III GOVERNMENTAL APPROVALS AND CONTROL OF STATION..................................    17
         3.1      FCC Consent..............................................................    17
         3.2      Control Prior to Closing.................................................    17
         3.3      Other Governmental Approvals; Notice.....................................    18

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLERS AND PARENT............................    18
         4.1      Organization.............................................................    18
         4.2      Authorization; Enforceability............................................    18
         4.3      Absence of Conflicting Agreements........................................    19
         4.4      Purchased Assets.........................................................    19
         4.5      Title to Purchased Assets; Liens and Encumbrances........................    20
         4.6      Condition of Equipment...................................................    20
         4.7      Contracts................................................................    20
         4.8      Intangible Property......................................................    21
         4.9      Owned Real Property......................................................    22
         4.10     Leases...................................................................    23
         4.11     Financial Statements.....................................................    24
         4.12     No Changes...............................................................    24
         4.13     Undisclosed Liabilities..................................................    25
         4.14     No Litigation; Labor Disputes; Compliance with Laws......................    26
         4.15     Taxes....................................................................    26
         4.16     Governmental Authorizations..............................................    26
         4.17     Compliance with FCC Requirements.........................................    27
         4.18     Digital Television.......................................................    27
         4.19     MVPD Matters.............................................................    28
         4.20     Insurance................................................................    28
         4.21     Brokers..................................................................    28
         4.22     Powers of Attorney.......................................................    28

         4.23     Employees................................................................    28
         4.24     Employee Benefit Plans...................................................    29
         4.25     Environmental Compliance.................................................    30
         4.26     Solvency.................................................................    30
         4.27     Records..................................................................    31
         4.28     Disclosure...............................................................    31

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT.........................................    31
         5.1      Organization.............................................................    31
         5.2      Authorization; Enforceability............................................    31
         5.3      Absence of Conflicting Agreements........................................    31
         5.4      Litigation...............................................................    32

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF BUYER.........................................    32
         6.1      Organization.............................................................    32
         6.2      Authorization; Enforceability............................................    32
         6.3      Absence of Conflicting Agreements........................................    32
         6.4      Brokers..................................................................    32
         6.5      Qualifications; Consents.................................................    32
         6.6      Sophistication of Buyer..................................................    33
         6.7      Litigation...............................................................    33
         6.8      Disclosure...............................................................    33

ARTICLE VII COVENANTS......................................................................    33
         7.1      Books and Record; Access; Confidentiality................................    33
         7.2      Title Insurance; Surveys and Lien Search.................................    34
         7.3      Notice of Adverse Changes................................................    36
         7.4      Operations Pending Closing...............................................    36
         7.5      Financial and FCC Reports/FCC Compliance.................................    39
         7.6      Consents.................................................................    39
         7.7      Cooperation..............................................................    39
         7.8      Tax Returns and Payments.................................................    40
         7.9      Updating of Information..................................................    40
         7.10     Conveyance Free and Clear of Liens.......................................    40
         7.11     Public Announcement......................................................    40
         7.12     Further Assurances of Sellers and Parent.................................    41
         7.13     Further Assurances of Buyer..............................................    41
         7.14     Governmental Authorizations..............................................    41
         7.15     Non-Solicitation.........................................................    41

ARTICLE VIII CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER..............................    42
         8.1      Compliance with Agreement................................................    42
         8.2      Proceedings and Instruments Satisfactory.................................    42
         8.3      Representations and Warranties...........................................    42
         8.4      No Material Adverse Change...............................................    42
         8.5      Deliveries at Closing....................................................    42
         8.6      Other Documents..........................................................    43
         8.7      Possession; Instruments of Conveyance and Transfer.......................    43

                                      (ii)

         8.8      Approvals and Consent....................................................    43
         8.9      Absence of Investigations and Proceedings................................    43
         8.10     Governmental Consents....................................................    43
         8.11     Licenses.................................................................    43
         8.12     Absence of Liens.........................................................    43
         8.13     Network Affiliation Agreement............................................    44
         8.14     Non-Foreign Affidavit....................................................    44

ARTICLE IX CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLERS..............................    44
         9.1      Compliance with Agreement................................................    44
         9.2      Proceedings  and  Instruments  Satisfactory..............................    44
         9.3      Representations and Warranties...........................................    44
         9.4      Deliveries at Closing....................................................    44
         9.5      Other Documents..........................................................    45
         9.6      Absence of Investigations and Proceedings................................    45
         9.7      Governmental Consents....................................................    45
         9.8      Network Affiliation Agreement............................................    45

ARTICLE X INDEMNIFICATION..................................................................    45
         10.1     Indemnification of Buyer.................................................    45
         10.2     Indemnification of the Sellers...........................................    46
         10.3     Method of Asserting Claims...............................................    47
         10.4     Nature and Survival of Representations...................................    48
         10.5     Remedies.................................................................    49
         10.6     Limitations..............................................................    49

ARTICLE XI FURTHER AGREEMENTS..............................................................    49
         11.1     Event of Loss............................................................    49
         11.2     Station Employees........................................................    50
         11.3     Bulk Transfer............................................................    50

ARTICLE XII TERMINATION; MISCELLANEOUS.....................................................    50
         12.1     Termination..............................................................    50
         12.2     Rights on Termination; Waiver............................................    51
         12.3     Survival.................................................................    52
         12.4     Entire Agreement; Amendment; and Waivers.................................    52
         12.5     Expenses.................................................................    52
         12.6     Benefit; Assignment......................................................    52
         12.8     Notices..................................................................    53
         12.9     Counterparts; Headings...................................................    54
         12.10    Income Tax Position......................................................    54
         12.11    Severability.............................................................    54
         12.12    Governing Law............................................................    54
         12.13    Good Faith...............................................................    54
         12.14    Schedules................................................................    54
         12.15    No Third-Party Beneficiaries.............................................    54

                                     (iii)

Exhibits

Exhibit A        -   Form of Assumption Agreement
Exhibit B        -   Form of Bill of Sale and Assignment
Exhibit C        -   Form of Buyer's Closing Certificate
Exhibit D        -   Form of Opinion of Counsel to Buyer
Exhibit E        -   Form of Contract Assignment
Exhibit F        -   Form of Grant Deed
Exhibit G        -   Form of Intangible Property Assignment
Exhibit H        -   Form of Real Property Lease Assignment
Exhibit I        -   Form of License Assignment
Exhibit J        -   Form of License Co.'s Closing Certificate
Exhibit K        -   Form of Parent's Closing Certificate
Exhibit L        -   Form of Opinion of Counsel to Parent
Exhibit M-1      -   Form of Opinion of Counsel to TV
Exhibit M-2      -   Form of Opinion of Counsel to License Co.
Exhibit N        -   Form of TV's Closing Certificate

Schedules

Schedule 1.1     -   Assumed Liabilities
Schedule 1.2     -   Contracts and Contractual Issues
Schedule 1.3     -   Equipment; Liens
Schedule 1.4     -   Intangible Property
Schedule 1.5     -   Knowledge
Schedule 1.6     -   Leased Real Property, Consents Required
Schedule 1.7     -   FCC Licenses
Schedule 1.8     -   Motor Vehicles
Schedule 1.9     -   Owned Real Property
Schedule 1.10    -   Retained Assets
Schedule 2.1     -   Permitted Liens
Schedule 2.7     -   Non-Assumption of Liabilities
Schedule 4.3     -   Conflicting Agreements
Schedule 4.5     -   Liens and Encumbrances on Purchased Assets
Schedule 4.6     -   Condition of Equipment
Schedule 4.7     -   Matters Relating to Contracts
Schedule 4.8     -   Matters Relating to Intangible Property
Schedule 4.9     -   Existing Title Policies
Schedule 4.10    -   Financing Leases
Schedule 4.11    -   Financial Statements
Schedule 4.12    -   No Changes and Operations Pending Closing
Schedule 4.13    -   Undisclosed Liabilities
Schedule 4.14    -   Litigation, Labor Matters and Compliance with Laws
Schedule 4.15    -   Taxes
Schedule 4.16    -   Government Authorization

                                      (iv)

Schedule 4.17    -   FCC Compliance
Schedule 4.19    -   MVPD Matters
Schedule 4.20    -   Insurance
Schedule 4.22    -   Powers of Attorney
Schedule 4.23    -   Employee Matters
Schedule 4.24    -   Employee Benefit Plans
Schedule 4.25    -   Environmental Matters
Schedule 7.2(b)  -   Surveys
Schedule 7.6     -   Required Consent Contracts

                                       (v)

                           PURCHASE AND SALE AGREEMENT

      This PURCHASE AND SALE AGREEMENT is made as of this 23rd day of April, 2004, by and among Malara Broadcast Group of Fort Wayne LLC, a limited liability company organized under the laws of the State of Delaware ("BUYER"), WPTA-TV, Inc., a corporation organized under the laws of the State of Delaware ("TV"), WPTA-TV License, Inc., a corporation organized under the laws of the State of Delaware ("LICENSE CO." and, together with TV, "SELLERS"), and Granite Broadcasting Corporation, a corporation organized under the laws of the State of Delaware ("PARENT"). Hereinafter, this Agreement sometimes refers to or describes Sellers as collectively owning the assets, business, properties and rights of the Station. For purposes of clarification, the parties acknowledge that Sellers do not jointly own any of the Purchased Assets and that License Co. is the sole owner of the Licenses, and that TV is the sole owner of all of the Purchased Assets other than the Licenses.

                                    RECITALS

      A. WHEREAS, Sellers are engaged in the business of television broadcasting and presently own the assets of and operate commercial UHF television broadcast station, WPTA(TV), Channel 21, Fort Wayne, Indiana, its associated DTV Facility on Channel 24, its associated broadcast auxiliary stations, KA-44246, KA-74719, WPMU-224, KSJ-796, and WZB-728, and its satellite earth station E860498 (collectively, the "STATION");

      B.    WHEREAS, License Co. is the holder of the Licenses;

      C. WHEREAS, each of TV and License Co. is indirectly wholly owned by Parent; and

      D. WHEREAS, Sellers are willing to sell to Buyer, Parent is willing to cause Sellers to sell to Buyer, and Buyer is willing to purchase from Sellers, substantially all of the assets, business, properties and rights of Sellers which are used or useful in connection with the operation of the Station on the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, in consideration of the Recitals and of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it hereby is agreed as follows:

                                    ARTICLE I

                                   DEFINITIONS

      1.1 Definitions. When used in this Agreement, the following terms shall have the meanings specified:

            "Accounts Payable" means the accounts payable of Sellers determined in accordance with GAAP, including unpaid commissions due to Station Employees and the national sales representatives of Sellers, in each case outstanding as of the Closing Date and arising out of the operation of the Station and accruals.

            "Actual Working Capital" shall mean the sum of all current assets of Sellers that constitute Purchased Assets minus the sum of all current liabilities of Sellers that constitute Assumed Liabilities, in each case as of the Closing Date, as calculated in accordance with the following provisions and, except to the extent that the following provisions deviate therefrom, with GAAP. The determination of current assets and current liabilities for purposes hereof shall take into account the elapsed time or consumption of an asset during the relevant time period prior to or after Closing. Current assets and current liabilities shall only include those assets that constitute Purchased Assets and liabilities that constitute Assumed Liabilities, in each case that relate to the period prior to the Closing and shall be prorated accordingly. Current assets shall exclude (a) the Receivables and (b) any Retained Assets. Current liabilities shall include without limitation (x) all Accounts Payable, except as set forth in clause (iii) of the following sentence, and (y) any payments that contractually have been deferred to the extent Sellers have already received the benefit of the asset to which they relate prior to the Closing. Current liabilities shall not include, and there shall be no proration of (i) any Taxes arising by reason of the transfer of the Purchased Assets as contemplated hereby, which shall be paid as set forth in Section 2.8, or any Taxes based on income of Sellers, Parent or any of their respective affiliates, (ii) the obligations of Sellers under the Contracts, Leases and Financing Leases (and any Financing Leases entered into by a Seller between the date hereof and the Closing Date in accordance with this Agreement) arising from and accruing with respect to the operation of the Station after the Closing Date, and (iii) all accrued and unused employee sick leave and accrued and unused employee vacation time. There shall be an adjustment for any difference between the value of the goods or services to be received by Sellers as of the Closing Date under Tradeout Agreements or program barter agreements and arrangements and the value of any advertising time remaining to be run by the Station as of the Closing under such agreements and arrangements.

            "Actual Working Capital Statement" shall have the meaning ascribed to it in Section 2.4(b).

            "Affiliation Agreement" shall mean that certain network affiliation agreement dated as of January 3, 1996, as amended, between American Broadcasting Companies, Inc. ("ABC") and WPTA License, Inc.

            "Agreement" shall mean this Purchase and Sale Agreement, together with the Schedules and the exhibits attached hereto, as the same shall be amended from time to time in accordance with the terms hereof.

            "Allocation Schedule" shall have the meaning ascribed to it in
Section 2.10.

            "Alternative Transaction" shall have the meaning ascribed to it in
Section 12.7.

            "Assumed Liabilities" shall mean: (i) the liabilities of the Sellers, if any, listed on SCHEDULE 1.1; (ii) the obligations of Sellers under the Contracts and the Leases, in each case limited to those Contracts and Leases referred to in Section 4.7(b) (excluding clause (iii) thereof), arising from and accruing with respect to the operation of the Station after the Closing Date, except those Contracts and Leases, if any, relating to the Retained Assets;
(iii) the obligations of Sellers under the Financing Leases designated on
SCHEDULE 4.10 as contracts to
be assigned to, and assumed by, Buyer, arising from and accruing with respect to the operation of the Station after the Closing Date (and any obligations of Sellers under any Financing Leases entered into by Sellers with respect to the operation of the Station between the date hereof and the Closing Date in accordance with this Agreement, arising from and accruing with respect to the operation of the Station after the Closing Date); and (iv) the Accounts Payable of Sellers as of the Closing Date to the extent included in the calculation of Actual Working Capital.

            "Assumption Agreement" shall mean an instrument in the form of Exhibit A attached hereto by which the Assumed Liabilities are to be assumed by Buyer.

            "Benefit Arrangements" shall mean a benefit program or practice providing for bonuses, incentive compensation, vacation pay, severance pay, change in control payments, insurance, restricted stock, stock options, employee discounts, company cars, tuition reimbursement or any other perquisite or benefit (including, without limitation, any fringe benefit under Section 132 of the Code) to employees, officers or independent contractors that is not a Plan.

            "Bill of Sale and Assignment" shall mean an instrument in the form of Exhibit B attached hereto, by which Sellers will convey to Buyer title to the Purchased Assets.

            "Buyer" shall mean Malara Broadcast Group of Fort Wayne, LLC, a Delaware limited liability company, or its permitted assignee.

            "Buyer Indemnified Parties" shall have the meaning ascribed to it in
Section 10.1.

            "Buyer's Closing Certificate" shall mean a certificate of Buyer in the form of Exhibit C attached hereto.

            "Buyer's Opinion of Counsel" shall mean an opinion of counsel to Buyer in the form of Exhibit D attached hereto.

            "Cable Act" shall mean the Cable Television Consumer Protection and Competition Act of 1992, Pub. L. No. 102-385, 106 Stat. 1460 (1992).

            "Cash" shall mean all monies of Sellers relating to the Station, whether in the form of cash, cash equivalents or money market instruments, unprocessed checks received prior to the Closing Date, certificates of deposit, Treasury bills, other marketable securities or deposits in bank accounts of any kind.

            "Claims" shall have the meaning ascribed to it in Section 10.1.

            "Closing" shall mean the conference to be held at 10:00 a.m., New York time on the Closing Date at the offices of Akin Gump Strauss Hauer & Feld LLP, 590 Madison Avenue, New York, New York 10022, or at such other time and place as the parties may mutually agree to in writing, at which the transactions contemplated by this Agreement shall be consummated.

            "Closing Date" shall mean (a) the date designated by Parent upon two
(2) days prior written notice to Buyer after the last to occur of the dates on which all requisite orders of the FCC consenting to the transactions as contemplated under this Agreement have become Final Orders; provided, however, that the parties may mutually agree to waive the requirement that the FCC Consent become a Final Order, or (b) such other date as Buyer and Parent may agree upon in writing. The Closing shall be deemed effective as of the Effective Time.

            "Code" shall mean the Internal Revenue Code of 1986, as amended.

            "Communications Laws" shall mean the Communications Act of 1934, as amended, and the rules and published policies of the FCC promulgated thereunder.

            "Confidential Information" shall mean any information concerning the businesses and affairs of either Buyer, on the one hand, or the Station, Sellers and Parent, on the other hand.

            "Consultant" shall have the meaning ascribed to it in Section
7.2(d).

            "Contract Assignment" shall mean an instrument, in the form of Exhibit E attached hereto, by which Sellers assign the Contracts to Buyer and Buyer assumes the then remaining rights and obligations of Sellers under the Contracts.

            "Contracts" shall mean those agreements, arrangements and commitments (other than those included in the Retained Assets and the Leases) to which either Seller or any of their respective affiliates is a party and which relate to the ownership or operation of the Station or the Purchased Assets, including (a) all contractual obligations incurred by Sellers (or their predecessors) for the Program Rights, all of which are listed on SCHEDULE 1.2,
(b) those agreements that are not required to be listed on SCHEDULE 1.2 pursuant to Section 4.7 hereof, (c) leases for personal property and (d) all agreements made between the date hereof and Closing and in accordance with the terms and conditions of this Agreement.

            "Customer Lists" shall mean all lists, documents, written information and computer tapes and programs and other computer readable media in Sellers' possession concerning past, present and potential purchasers of services from the Station.

            "Dispute Notice" shall have the meaning ascribed to it in Section 2.4(d).

            "Disputed Amounts" shall have the meaning ascribed to it in Section 2.4(d).

            "DTV" shall have the meaning ascribed to it in Section 4.18.

            "DTV CP" shall have the meaning ascribed to it in Section 4.18.

            "DTV Facility" shall have the meaning ascribed to it in Section
4.18.

            "Effective Time" shall mean 11:59 p.m. Fort Wayne, Indiana Time on the Closing Date.

            "Environment" shall mean surface waters, ground waters, surface water sediment, soil, subsurface strata, ambient air and other environmental medium.

            "Environmental Claims" shall have the meaning ascribed to it in
Section 4.25(c).

            "Environmental Laws" shall mean the rules and regulations of the FCC, the Environmental Protection Agency and any other federal, state or local government authority pertaining to human exposure to RF radiation and all applicable rules and regulations of federal, state and local laws, including statutes, regulations, ordinances, judicial or administrative orders, consent decrees or judgments, codes, rules and policies, now or hereafter in effect and as amended, relating to pollution or protection of the Environment, health, safety or natural resources or to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

            "Environmental Permit" shall mean any permit, license, certificate, approval, identification number or other authorization required to operate the business under applicable Environmental Law.

            "Environmental Work" shall have the meaning ascribed to it in
Section 7.2(d).

            "Equipment" shall mean all machinery, equipment, cameras, transmitting towers, antennae, furniture, fixtures, furnishings, toolings, parts, tubes, blank films, tapes, microwaves, transponders, relays and other items of tangible personal property used or useable in the operation of the Station, including, but not limited to, those items listed on SCHEDULE 1.3.

            "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and any regulations promulgated thereunder.

            "ERISA Affiliate" shall mean each person (as defined in Section 3(9) of ERISA) which together with any Seller would be deemed a "single employer" within the meaning of Sections 414(b), (c), (m) and (o) of the Code.

            "Estimate" shall have the meaning ascribed to it in Section 2.4(a).

            "Estimated Working Capital" shall have the meaning ascribed to it in
Section 2.4(a).

            "Event of Loss" shall mean any loss, taking, condemnation, or destruction of, or damage to, any of the Purchased Assets or the Station.

            "FCC" shall mean the United States Federal Communications Commission or any successor agency.

            "FCC Consent" shall mean action by the FCC granting its written consent to the assignment of the Licenses from Sellers to Buyer (or Buyer's assignee pursuant to Section 12.6).

            "Final Order" shall mean that action shall have been taken by the FCC (including action duly taken by the FCC's staff, pursuant to delegated authority) which shall not have been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which no timely request for stay, petition for rehearing, appeal or certiorari or sua sponte action of the FCC with comparable effect shall be pending and as to which the time for filing any such petition, appeal, certiorari or for the taking of any such sua sponte action by the FCC shall have expired or otherwise terminated.

            "Financial Statements" shall have the meaning ascribed to it in
Section 4.11(b).

            "Financing Leases" shall mean any lease which is properly characterized as a capitalized lease obligation in accordance with GAAP. Sellers' Financing Leases are listed on SCHEDULE 4.10, and such Financing Leases that are to be assigned to, and assumed by, Buyer at the Closing are designated as such on such schedule.

            "GAAP" shall mean generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principals Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, in each case as the same are applicable to the circumstances as of the date of determination, and in each case as consistently applied by Sellers in the preparation of the Financial Statements.

            "Grant Deed" shall mean a grant deed in recordable form in the form of Exhibit F for the Owned Real Property located in the State of Indiana.

            "Hazardous Materials" shall mean any materials or substance which is or may be hazardous, or which could otherwise pose a risk to health, safety or the Environment or which is regulated, prohibited or controlled pursuant to or the subject of any Environmental Laws, including without limitation, any hazardous substances as defined in 42 U.S.C. Section 9601(14), solid waste as defined in 42 U.S.C. Section 6903(27), pollutant or contaminant as defined in 42 U.S.C. Section 9601(33), or any other waste, pollutant, hazardous waste (as defined in 42 U.S.C. Section 6903(5), petroleum (as defined in 42 U.S.C. Sections 6911(2)(B), petroleum based substance, by-product, breakdown product or waste, oil (as defined in 33 U.S.C. Section 2701(23), special waste, sludge (as defined in 42 U.S.C. Section 6903(26A), or as such terms are otherwise defined under applicable laws of the State of Indiana; and any constituent of any of the aforementioned substance or waste and specifically including polychlorinated biphenyls, asbestos, asbestos-containing material, urea formaldehyde or radioactive material.

            "Indemnitee" shall have the meaning ascribed to it in Section 10.3.

            "Indemnitor" shall have the meaning ascribed to it in Section 10.3.

            "Intangible Property" shall mean: (a) all United States and foreign patents, trademarks, service marks, copyrights (whether or not registered) and registrations and applications therefor, trade names and corporate names, trade dress, trade secrets, confidential know-how, designs, inventions, software, formulae, jingles, slogans, logos and similar proprietary information owned or used by, or in any way relating to, the Station, (b) all of the rights of the Sellers in and to the call letters "WPTA," "WPTA-DT," "WPTA(TV)" and any related Internet domain name, and (c) all goodwill associated therewith. Set forth on
SCHEDULE 1.4 is a complete list of the (i) registered United States and foreign patents and patent applications, (ii) registered United States and foreign trademarks, service marks, trade dress, logos, trade names and corporate names, the goodwill associated therewith, and the registrations and applications for registration thereof and (iii) the registered United States and foreign copyrights and the registrations and applications for registration thereof.

            "Intangible Property Assignment" shall mean an instrument, in the form of Exhibit G attached hereto, by which Sellers convey to Buyer all of Sellers' interests in and to the Intangible Property except for such Intangible Property as may be conveyed to Buyer pursuant to the License Assignment.

            "Knowledge" shall mean (i) in the case of TV or License Co., the actual personal knowledge of those employees of Parent, TV or License Co., respectively, identified on SCHEDULE 1.5 attached hereto and the knowledge as any of such people would have obtained after reasonable inquiry of the employees of Sellers, or (ii) in the case of Buyer, the actual personal knowledge of those employees of Buyer identified on SCHEDULE 1.5 attached hereto. TV or License Co. will be deemed to have conducted "reasonable inquiry" if it inquires as to the relevant matters with the people occupying the positions of Station Manager, General Sales Manager, Business Manager and Chief Engineer of the Station at the time of such inquiry.

            "Leased Real Property" shall mean Sellers' leasehold interest in any real property used in connection with the operation of the Station, other than the Owned Real Property, including any right, title and interest of Sellers pursuant to the Leases.

            "Lease Assignment" shall mean the instruments in the form of Exhibits H attached hereto, by which Sellers shall assign to Buyer the Leases.

            "Leases" shall mean all those leases of Real Property to which either Seller or any of their affiliates is a party and which relate to the ownership or operation of the Station or the Purchased Assets. Such Leases are listed on SCHEDULE 1.6.

            "License Assignment" shall mean an instrument in the form of Exhibit I attached hereto, by which Sellers shall assign to Buyer the Licenses.

            "License Co." shall mean WPTA-TV License, Inc., a Delaware corporation.

            "License Co.'s Closing Certificate" shall mean a certificate of License Co., in the form of Exhibit J attached hereto.

            "Licenses" shall mean all licenses, permits and authorizations issued by the FCC to Sellers for the operation of the Station, and for the construction of the DTV Facility and the commencement of DTV service by the Station, all of which are listed on SCHEDULE 1.7; including any renewals, extensions or modifications thereof and additions thereto between the date hereof and the Closing.

            "Lien" shall mean any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, claim, lien, lease (including any capitalized lease) or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, affecting any assets or property, including any agreement to give or grant any of the foregoing, any conditional sale or other title retention agreement and the filing of or agreement to give any financing statement with respect to any assets or property under the Uniform Commercial Code of the State of Indiana or a comparable law of any jurisdiction.

            "Market MVPD System" means any U.S. cable television system, wireless cable system, DBS operator or SMATV system operating within the Station's market, as defined in 47 C.F.R. Sections 76.55(e) and 76.66(e).

            "Material Adverse Effect" means any change or effect that is materially adverse to the properties, operations, business, financial condition or results of operation of the Station or to the Purchased Assets other than any change, effect, event or occurrence resulting from (i) changes in the United States or Fort Wayne, Indiana Designated Market Area (as defined by A. C. Nielsen & Co. or its successor) economy in general, (ii) changes in United States stock market conditions in general, (iii) changes in the United States broadcasting industry in general, (iv) any war, outbreak or escalation of hostilities, or act of terrorism or (v) the announcement of the existence of this Agreement or the transactions contemplated hereby.

            "Miscellaneous Assets" shall mean all tangible and intangible assets used or useful in connection with the operation of the Station and not otherwise specifically referred to in this Agreement, including any warranties relating to any of the Purchased Assets, excepting therefrom only the Retained Assets.

            "Motor Vehicle Title Certificates" shall mean the official evidences of title to the Motor Vehicles.

            "Motor Vehicles" shall mean all motor vehicles owned by Sellers, including, without limitation, those listed on SCHEDULE 1.8.

            "MVPD" shall mean multichannel video programming distributor.

            "Objection Notice" shall have the meaning ascribed to it in Section 2.10.

            "Owned Real Property" shall mean Sellers' fee simple interest in the real property owned in connection with the operation of the Station, together with (i) all buildings, improvements and fixtures thereon, (ii) the use of all strips and gores, rights of way, easements, privileges and appurtenances pertaining thereto, (iii) all of Sellers' right, title and interest in and to any land lying in any adjacent or adjoining street, road or avenue and (iv) all of Sellers' right, title and interest as lessor in and to all leases pertaining thereto. All of the Owned Real Property is described on SCHEDULE 1.9.

            "Parent" shall mean Granite Broadcasting Corporation, a Delaware corporation.

            "Parent's Closing Certificate" shall mean a certificate of Parent, in the form of Exhibit K attached hereto.

            "Parent's Opinion of Counsel" shall mean an opinion of counsel to Parent in the form of Exhibit L attached hereto.

            "Permitted Liens" shall mean: (i) liens for Taxes not yet due and payable, (ii) liens for inchoate mechanics' and materialmen's liens for construction in progress and workmen's, repairmen's, warehousemen's and carriers' liens arising in the ordinary course of business for sums not yet delinquent (provided the Title Company agrees to insure over any such exception raised in the Title Commitment pertaining to such liens), (iii) encroachments, easements, rights of way, building and use restrictions, exceptions, reservations and other non-monetary encumbrances on the Real Property in each case that appear in the public real property records (or that would be disclosed by a survey) and that do not in any material respect adversely affect, impair or interfere with the use of the property subject thereto for the operation of the Station, (iv) liens filed in connection with capital leases and (v) liens listed on SCHEDULE 2.1.

            "Person" shall mean any natural person, partnership, joint venture, corporation, limited liability company, firm, trust, estate, unincorporated organization or association, governmental entity or other legal entity.

            "Phase I Environmental Assessment" shall have the meaning ascribed to it in Section 7.2(d).

            "Phase II Inspection" shall have the meaning ascribed to it in
Section 7.2(d).

            "Phase II Time Period" shall have the meaning ascribed to it in
Section 7.2(d).

            "Plan" shall mean any plan, program or arrangement, whether or not written, that is or was: (a) an "employee benefit plan" as such term is defined in Section 3(3) of ERISA and (i) which was or is established or maintained by either Seller or Parent, (ii) to which either Seller or Parent contributed or is obligated to contribute, fund or provide benefits, or (iii) which provides or promises benefits to any Person who performs or who has performed services for either Seller and because of those services is or has been (A) a participant therein or (B) entitled to benefits thereunder; (b) an "employee pension benefit plan" as such term is defined in Section 3(2) of ERISA, including, without limitation, any such plan that satisfies, or is intended by either Seller or Parent to satisfy, the requirements for tax qualification described in Section 401 of the Code; (c) a "multiemployer plan" as such term is defined in Section 3(37) of ERISA; or (d) an "employee welfare benefit plan" as such term is defined in Section 3(1) of ERISA.

            "Program Rights" shall mean all rights obtained by Sellers or their affiliates to broadcast television programs, feature films or shows as part of the Station's programming and for which Sellers are or will be obligated to compensate the vendor of such Program Rights, including all film and program barter agreements.

            "Purchase Price" shall mean the sum of Forty-Five Million Nine Hundred Thousand Dollars ($45,900,000.00).

            "Purchased Assets" shall mean the right, title and interest of Sellers (subject to the provisions of Section 7.4(d)) in and to all assets owned or used by, pertaining to, or useful in connection with the operation of the Station, other than the Retained Assets, including but not limited to (i) the Contracts, (ii) the Customer Lists, (iii) the Equipment, (iv) the Intangible Property, (v) the Leases, (vi) the Licenses, (vii) the Miscellaneous Assets,
(viii) the Motor Vehicles, (ix) the Real Property, (x) the Records and (xi) the Receivables.

            "Purchased Assets Reports" shall have the meaning ascribed to it in
Section 7.2(c).

            "Real Property" shall mean the Owned Real Property and the Leased Real Property.

            "Receivables" shall mean the amount of cash accounts receivable of Sellers arising out of the operation of the Station that will be outstanding as of the Effective Time (including any amounts that will be receivable by the Station with respect to advertising that has been aired on the Station prior to the Effective Time but for which no invoice has yet been produced, but excluding any amounts that are receivable that relate to advertising that has not been aired as of the Effective Time but for which an invoice has been produced).

            "Recognized Environmental Condition" shall have the meaning ascribed to it in Section 7.2(d).

            "Records" shall mean files and records, including schematics, technical information and engineering data, programming information, correspondence, books of account, employment records, customer files, purchase and sales records and correspondence, advertising records, files and literature, and FCC logs, files and records, and other written materials, of Sellers relating to the Station.

            "Required Consent Contracts" shall mean those Leases and Contracts listed on SCHEDULE 7.6.

            "Retained Assets" shall mean: (i) the Cash; (ii) each Sellers' and Parent's minute books and such other books and records as pertain on or to the organization, existence or ownership of each Seller and Parent; (iii) any refunds of federal, state, local or other Taxes, including, without limitation, income, property or sales Taxes, or other Taxes of any kind or description which relate to periods on or prior to and including the Closing Date; (iv) refunds paid or payable in connection with the cancellation or discontinuance of any insurance policies applicable to the Station following the Closing; (v) contracts listed on SCHEDULE 1.10; (vi) actions, claims, suits, proceedings, arbitral actions, causes of action, choses in action, rights of recovery, rights of set off and rights of recoupment of any kind or nature relating to the Retained Assets; (vii) assets sold by Sellers after the date hereof and prior to the Closing Date in accordance with Section 7.4 hereof; (viii) all of the assets of the Plans listed on SCHEDULE 4.24; and (ix) Sellers' prepaid business (including liability, business interruption and the like) and group insurance premiums.

            "Retained Liabilities" shall have the meaning ascribed to it in
Section 10.1(c).

            "Schedules" shall mean those schedules referred to in this Agreement which have been bound in that separate volume executed by or on behalf of the parties, and delivered concurrently with the execution of this Agreement, which volume is hereby incorporated herein and made a part hereof.

            "Seller Indemnified Parties" shall have the meaning ascribed to it in Section 10.2.

            "Sellers" shall have the meaning ascribed to it in the preamble.

            "Sellers' Opinions of Counsel" shall mean legal opinions of outside counsel to each of TV and License Co. addressed to Buyer in the form of Exhibits M-1 and M-2 attached hereto.

            "Station" shall have the meaning ascribed to it in the Recitals to this Agreement.

            "Station Employee" shall mean an employee of TV, who is not also employed by an affiliate of Sellers, and who is working for the Station as of the Closing Date, including part-time and full-time employees.

            "Station Employee Benefit Plans" shall mean any Plan or Benefit Arrangement in which any current, former or retired employee of Sellers participates or has participated.

            "Survey" means the surveys described on SCHEDULE 7.2(b).

            "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section
59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

            "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

            "Title Commitment" shall have the meaning ascribed to it in Section 7.2(a).

            "Title Company" shall mean First American Title Insurance Company or such other title insurance company acceptable to Buyer.

            "Title Policy" shall have the meaning ascribed to it in Section 7.2(a).

            "Tradeout Agreement" shall mean any contract, agreement or commitment of Sellers, oral or written, pursuant to which Sellers (or their predecessors) have sold or traded commercial air time of the Station in consideration for property or services in lieu of or in addition to cash, excluding film and program barter agreements.

            "Transmission Default" shall have the meaning ascribed to it in
Section 11.1(b).

            "TV" shall mean WPTA-TV, Inc., a Delaware corporation.

            "TV's Closing Certificate" shall mean a certificate of TV in the form of Exhibit N attached hereto.

            "Working Capital Accountants" shall have the meaning ascribed to it in Section 2.4(f).

            "Working Capital Adjustment Amount" shall have the meaning ascribed to it in 2.4(b).

      1.2 Terms Generally. (a) Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (b) the terms "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including the ancillary agreements, Schedules and exhibits hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph, exhibit and Schedule references are to the Articles, Sections, paragraphs, exhibits and Schedules to this Agreement unless otherwise specified, (c) a term has the meaning ascribed to it, (d) "or" is not exclusive, (e) the word "including" and words of similar import when used in this Agreement means "including, without limitation," unless otherwise specified, and (f) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP and all accounting calculations will be determined in accordance with such principles.

                                   ARTICLE II

                 PURCHASE AND SALE AND ASSUMPTION OF LIABILITIES

      2.1 Purchase and Sale. At the Closing on the Closing Date, and upon all of the terms and subject to all of the conditions of this Agreement, Sellers shall sell, assign, convey, transfer and deliver to Buyer, and Buyer shall purchase all of Sellers' right, title and interest, legal and equitable, in and to the Purchased Assets free and clear of all Liens other than Permitted Liens. Notwithstanding any provision of this Agreement to the contrary, Sellers shall not transfer, convey or assign to Buyer, but shall retain, all of its right, title and interest in and to the Retained Assets.

      2.2 Closing Date Payments. At the Closing on the Closing Date, Buyer shall:

            (a) pay to Sellers, or their designee, by wire transfer of immediately available funds, an amount equal to:

                  (i)   the Purchase Price, plus

                  (ii) the amount, if any, by which the Estimated Working Capital exceeds zero, less

                  (iii) the amount, if any, by which the Estimated Working Capital is less than zero, and

            (b) assume the Assumed Liabilities pursuant to the Assumption Agreement.

      2.3   Closing Date Deliveries. At the Closing on the Closing Date:

            (a) TV and License Co. shall deliver, or cause to be delivered to Buyer, properly executed and dated as of the Closing Date:

                  (i)   the Assumption Agreement;

                  (ii)  the Bill of Sale and Assignment;

                  (iii) the Contract Assignment;

                  (iv)  the Lease Assignments;

                  (v)   the License Assignment;

                  (vi)  the Motor Vehicle Title Certificates;

                  (vii) TV's, License Co.'s and Parent's Closing Certificates;

                  (viii) Sellers' and Parent's Opinions of Counsel;

                  (ix)  the Intangible Property Assignment;

                  (x)   the Grant Deed for the Owned Real Property; and

                  (xi) such other documents as provided in Article 8 hereof or as Buyer or the Title Company shall reasonably request in order to effectuate the transaction contemplated by this Agreement; and

            (b) Buyer shall deliver, or cause to be delivered to Sellers, properly executed and dated as of the Closing Date:

                  (i)   the Assumption Agreement;

                  (ii)  Buyer's Closing Certificate;

                  (iii) Buyer's Opinion of Counsel;

                  (iv)  the Contract Assignment;

                  (v)   the Lease Assignments;

                  (vi)  the Intangible Property Assignment; and

                  (vii) such other documents as provided in Article 9 hereof or as Sellers shall reasonably request.

      2.4   Working Capital Adjustment.

            (a) On the day that is three (3) business days prior to the Closing Date, Sellers shall deliver to Buyer a statement setting forth Sellers' good faith estimate (the "ESTIMATE") of

Actual Working Capital. The Estimate shall be accompanied by a reasonably detailed overview of Sellers' calculations resulting in the Estimate, and by a reasonably detailed list of each Account Payable included in the Estimate. The Estimate shall not include any accounts payable that do not constitute Assumed Liabilities hereunder or that have not been included as current liabilities in the calculation of Actual Working Capital. The amount of such Estimate is referred to herein as the "ESTIMATED WORKING CAPITAL." The Estimate shall be calculated by Sellers in accordance with GAAP.

            (b) Following the Closing, Buyer shall prepare, and Sellers shall cooperate with Buyer in preparing, a statement setting forth Actual Working Capital (the "ACTUAL WORKING CAPITAL STATEMENT"). The Actual Working Capital Statement shall be accompanied by a reasonably detailed overview of Buyer's calculations resulting in the Actual Working Capital, and by a reasonably detailed list of each Account Payable included in the Actual Working Capital Statement. The Actual Working Capital Statement shall also set forth a calculation of the amount equal to the Actual Working Capital less the Estimated Working Capital (such amount, the "WORKING CAPITAL ADJUSTMENT AMOUNT"). The Actual Working Capital Statement shall be prepared in accordance with GAAP.

            (c) Not more than forty (40) days following the Closing, Buyer shall deliver to Sellers the Actual Working Capital Statement.

            (d) If Sellers dispute any item on the Actual Working Capital Statement, then Sellers shall notify Buyer in writing (a "DISPUTE NOTICE") of each disputed item (collectively, the "DISPUTED AMOUNTS") and shall specify the amount thereof in dispute not later than thirty (30) days following Buyer's delivery to Sellers of the Actual Working Capital Statement. If Sellers fail to deliver a Dispute Notice within such 30 day period, (i) Sellers shall be deemed to have accepted the calculation of the Actual Working Capital and the Working Capital Adjustment Amount set forth in the Actual Working Capital Statement,
(ii) there shall be deemed to be no Disputed Amounts, (iii) "Actual Working Capital" shall be deemed to be the amount set forth in the Actual Working Capital Statement, and (iv) the date of determination of the Actual Working Capital shall be the date on which such 30 day period expired.

            (e) If there are Disputed Amounts and Buyer and Seller resolve such disputes within thirty (30) days after delivery to Buyer of the Dispute Notice, then "Actual Working Capital" shall be deemed to be the amount agreed to by Sellers and Buyer, and the date of determination of the Actual Working Capital shall be the date on which Sellers and Buyer so agreed in writing.

            (f) If there are Disputed Amounts and Buyer and Sellers cannot resolve any such disputes thirty (30) days following the delivery to Buyer of the Dispute Notice, then such dispute shall be referred within seven (7) business days following the end of such 30-day period to an independent public accounting firm mutually agreed upon by Sellers and Buyer (the "WORKING CAPITAL ACCOUNTANTS"). If Buyer and Sellers are unable to mutually agree upon an independent public accounting firm for this purpose, then Buyer and Sellers shall each choose an independent public accounting firm and those firms shall appoint a third independent public accounting firm to act as the Working Capital Accountants. Within five (5) business days of the selection of the Working Capital Accountants, each of Buyer and Sellers shall deliver to the

Working Capital Accountants a detailed written explanation of the Disputed Amounts, including a calculation of Actual Working Capital and the Working Capital Adjustment Amount. The Working Capital Accountants shall resolve the dispute and shall deliver a written decision to Buyer and Sellers not later than thirty (30) business days following submission of the dispute to it. Such written decision shall set forth (i) the Working Capital Accountants' determination of the "Actual Working Capital" and the "Working Capital Adjustment Amount," which shall be final, conclusive and binding on Buyer and Sellers and (ii) a determination by the Working Capital Accountants of which party's determination of Actual Working Capital and the Working Capital Adjustment Amount most closely approximated the Working Capital Accountants' determinations (for purposes of this Section 2.4(f), the party that most closely approximates the Working Capital Accountants' determinations shall be referred to as the "PREVAILING PARTY"). In the event that any Disputed Amounts are referred to Working Capital Accountants, the date of determination of Actual Working Capital shall be the date on which the Working Capital Accountants deliver their written decision to Sellers and Buyer. The fees and expenses of the Working Capital Accountants shall be paid by the non-Prevailing Party, provided that Buyer, on the one hand, and Sellers, on the other hand, shall share equally such fees and expenses in the event that the Working Capital Accountants fail to designate a Prevailing Party.

            (g) If the Working Capital Adjustment Amount (as finally determined pursuant to this Section 2.4) is a negative number, then Sellers shall pay to Buyer an amount equal to the Working Capital Adjustment Amount (as so determined) by wire transfer of immediately available funds. Such payment shall be made no later than five (5) business days following the date of determination of the Actual Working Capital hereunder.

            (h) If the Working Capital Adjustment Amount (as finally determined pursuant to this Section 2.4) is a positive number, then Buyer shall pay to Sellers, or their designee, an amount equal to the Working Capital Adjustment Amount (as so determined) by wire transfer of immediately available funds. Such payment shall be made no later than five (5) business days following the date of determination of the Actual Working Capital hereunder.

      2.5   [Intentionally Omitted].

      2.6   [Intentionally Omitted].

      2.7 Non-Assumption of Liabilities. Other than Assumed Liabilities, and except as specifically provided for in this Agreement or the Assumption Agreement, Buyer shall not assume, or in any way become liable for, any liabilities or obligations of Sellers or Parent or any of their respective affiliates of any kind or nature, whether accrued, absolute, contingent or otherwise, or whether due or to become due, or otherwise, whether known or unknown, arising out of events, transactions or facts which shall have occurred, arisen or existed on or prior to the Closing Date, which liabilities and obligations, if ever in existence, shall continue to be liabilities and obligations of Sellers or Parent or their respective affiliates, as applicable. Specifically, but without limiting the generality of the foregoing, Buyer shall not assume or be liable for the following debts, liabilities and obligations:

            (a) Contingent liabilities of Sellers or Parent or any of their respective affiliates of any kind arising or existing on or prior to the Closing Date, including, but not limited to, claims, proceedings or causes of action which are currently or hereafter become the subject of claims, assertions, litigation, mediation or arbitration;

            (b) Except as otherwise expressly provided in Section 2.8, debts, obligations or liabilities of Sellers or Parent or any of their respective affiliates for federal, state, county, local, foreign or other income, sales, use or transfer Taxes or assessments (including interest and penalties thereon, if any) of any kind whatsoever arising from, based upon or related to the sale, transfer or delivery of the Purchased Assets pursuant to this Agreement;

            (c) Debts, obligations or liabilities of Sellers or Parent or any of their respective affiliates, whether absolute, accrued, contingent or otherwise, for (i) federal and state income Taxes, (ii) all Taxes relating to any Real Property, (iii) all franchise Taxes, including interest and penalties thereon, if any, and (iv) any other Taxes;

            (d) debts, obligations or liabilities under any Station Employee Benefit Plan, policies, handbooks, customs or practices, employment agreements whether express or implied, or any amounts due to any of the Station Employees for the period prior to and including the Closing Date, including without limitation, accrued bonuses except to the extent that such bonuses are prorated and included in the working capital adjustment pursuant to Section 2.4;

            (e) Any liability or obligation of Sellers or Parent or any of their respective affiliates arising out of any wrongful or unlawful violation or infringement of any proprietary rights of any Person occurring on or prior to the Closing Date;

            (f)   Except for the Financing Leases that are designated on
SCHEDULE 4.10 as Contracts to be assigned to, and assumed by, Buyer at the Closing (and any Financing Leases entered into between the date hereof and the Closing Date in accordance with this Agreement), any liabilities or obligations in respect of the borrowing of money or issuance of any note, bond, indenture, loan, credit agreement or other evidence of indebtedness or direct or indirect guaranty or assumption of indebtedness, liabilities or obligations of others, whether or not disclosed in this Agreement or otherwise of Sellers or Parent or any of their respective affiliates, including, without limitation, any obligations or liabilities of either Seller or Parent or any of their respective affiliates to any of its members or to any Person affiliated therewith, if any;

            (g) Debts, obligations or liabilities of Sellers or Parent or any of their respective affiliates arising out of any claim, action, suit or proceeding pending as of the Closing Date or arising out of or relating to matters or events occurring on or prior to the Closing Date (whether or not such claim is then asserted), including, without limitation, any claims for personal injury (including worker's compensation or otherwise) or property damage;

            (h) Debts, obligations or liabilities of either Seller or Parent or any of their respective affiliates to any of its members or to any Person affiliated therewith;

            (i) Any liabilities or obligations arising out of or relating to the Retained Assets; or

            (j)   Any liability or obligation listed on SCHEDULE 2.7.

      2.8 Taxes. All federal, state, local and other sales and use Taxes applicable to, imposed upon or arising out of the transfer to Buyer of the Purchased Assets as contemplated by this Agreement shall be paid one half (l/2) by Sellers and one half (l/2) by Buyer. All federal, state, local and other transfer or real property registration Taxes applicable to, imposed upon or arising out of the transfer to Buyer of the Purchased Assets as contemplated by this Agreement shall be paid one half (l/2) by Sellers and one half (l/2) by Buyer. Notwithstanding the foregoing, in no event shall Sellers be responsible for any federal, state, local or other sales or use taxes applicable to, imposed upon, or arising out of any financing obtained by Buyer in connection with the acquisition of the Purchased Assets or any mortgage of the Real Property, all such sums being the sole responsibility of the Buyer.

      2.9 Risk of Loss. Subject to Section 11.1 hereof, the risk of all Events of Loss prior to the Effective Time shall be upon Sellers and the risk of all Events of Loss subsequent to the Effective Time shall be upon Buyer.

      2.10 Allocation. As promptly as practicable after the Closing Date, Sellers shall cause to be prepared and deliver to Buyer a schedule of their proposed allocation (the "ALLOCATION SCHEDULE") for tax purposes of the Purchase Price among the Purchased Assets acquired by Buyer. The Allocation Schedule shall be conclusive and binding on Sellers and Buyer. Buyer and Sellers (i) shall execute and file all Tax Returns and prepare all financial statements, returns and other instruments in a manner consistent with the allocation set forth in the final Allocation Schedule, (ii) shall not take any position before any governmental authority or in any judicial proceeding that is inconsistent with such allocation and (iii) shall cooperate with each other in a timely filing, consistent with such allocation, of Form 8594 with the Internal Revenue Service. If an adjustment is made to the Purchase Price pursuant to Section 2.4, the Allocation Schedule shall be adjusted in accordance with Section 1060 of the Code and as mutually agreed by Sellers and Buyer.

                                   ARTICLE III

                  GOVERNMENTAL APPROVALS AND CONTROL OF STATION

      3.1 FCC Consent. It specifically is understood and agreed by Buyer and Sellers that the Closing shall be in all respects subject to the receipt of prior FCC Consent. Buyer and Sellers shall prepare and file with the FCC as soon as practicable, but in no event later than seven (7) business days after the date of this Agreement, the requisite applications and other necessary instruments or documents requesting the FCC Consent. After the aforesaid applications and documents have been filed with the FCC, Buyer and Sellers shall prosecute such applications with all reasonable diligence to obtain the requisite FCC Consent. If the FCC Consent imposes any conditions on any party hereto, such party shall use its commercially reasonable efforts to comply with such condition unless compliance would have a material adverse effect upon it, its parent entity, or any of its or its parent entity's subsidiaries or affiliates, as applicable. Sellers, on the one hand, and Buyer, on the other hand, shall each pay one-half (1/2) of all FCC filing or FCC transfer fees relating to the transactions contemplated hereby.

      3.2 Control Prior to Closing. Between the date hereof and the Closing Date, Buyer shall not directly or indirectly control, supervise or direct, or attempt to control, supervise or direct, the operation of the Station. Such operation, including complete control and supervision of all programs, employees and policies, shall be the sole responsibility of Sellers. Neither title nor right to possession shall pass to Buyer until the Closing, but Buyer shall, however, be entitled to reasonable inspection of the Station and the Purchased Assets (upon reasonable prior notice and approval of Sellers which shall not be unreasonably withheld) during normal business hours with the purpose that an uninterrupted and efficient transfer of the Purchased Assets may be accomplished. After the Closing, Sellers shall have no right to control the Station, and Sellers shall have no reversionary rights in the Station.

      3.3 Other Governmental Approvals; Notice. Promptly following the execution of this Agreement, Buyer and Sellers shall prepare and file with the appropriate governmental authorities any other requests for approval or waiver, if any, that are required from other governmental authorities in connection with the Closing, and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such requests for approval or waiver and all proceedings necessary to secure such approvals and waivers. The parties hereto shall make available to one another, promptly after the filing of the requisite applications requesting the FCC Consent in accordance with Section 3.1, copies of all correspondence, amendments, and reports filed on or prior to the Closing Date with the FCC by any parties hereto, as the case may be, in respect of the Station or the transactions contemplated hereby. Each party shall notify the other parties hereto in the event it becomes aware of any other facts, actions, communications, or occurrences that might directly or indirectly affect the parties' intent or ability to effect prompt FCC approval of the transaction as contemplated by this Agreement.

                                   ARTICLE IV

              REPRESENTATIONS AND WARRANTIES OF SELLERS AND PARENT

      Each of TV, License Co. and Parent hereby jointly and severally represents and warrants to Buyer as follows:

      4.1 Organization. Each of TV and License Co. is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. TV is qualified to do business in the State of Indiana. Except for the qualification of TV in Indiana as described, there is no jurisdiction in which Sellers are required to be qualified or registered to transact business. Sellers have the corporate power and authority to own, lease and operate their respective properties and to carry on their business in the places where such properties are now owned, leased or operated as such business is now conducted. Each of the Sellers is indirectly 100% owned by Parent.

      4.2 Authorization; Enforceability. Each Seller has all requisite corporate power and authority to enter into this Agreement, and the documents and instruments contemplated hereby and to assume and perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement, and all of the documents and instruments required hereby by Sellers and the consummation by Sellers of the transactions contemplated hereby and thereby, are within the corporate power of Sellers and have been duly authorized by all necessary action by Sellers. This Agreement is and the other documents and instruments required hereby will be, when executed and delivered by Sellers the valid and binding obligations of Sellers, enforceable against them in accordance with their respective terms, subject only to either Sellers' bankruptcy, insolvency, reorganization, moratoriums or similar laws at the time in effect affecting the enforceability or rights of creditors generally against the relevant Seller and by general equitable principles which may limit the right to obtain equitable remedies by Buyer against such Seller.

      4.3 Absence of Conflicting Agreements. Except as set forth on SCHEDULE 4.3, neither the execution, delivery or performance of this Agreement by Sellers, nor the consummation of the sale and purchase of the Purchased Assets or any other transaction contemplated by this Agreement, does or will, after the giving of notice, or the lapse of time or both, or otherwise:

            (a) conflict with, result in a breach of, or constitute a default under the Certificate of Incorporation, Bylaws or other organizational or governance documents of either Seller, or subject to the receipt of the FCC Consent required in connection with the transfer of the Purchased Assets to Buyer, any federal, state or local law, statute, ordinance, rule or regulation, or any judgment, decree or court or administrative order or process, or any material contract, agreement, arrangement, commitment or plan to which either Seller is a party or by which either Seller is bound and which relates to the ownership or operation of the Station or the Purchased Assets;

            (b) result in the creation of any Lien upon any of the Purchased Assets;

            (c) breach, terminate, amend or modify, or give any party a cause of action under or the right to terminate, amend, modify, abandon or refuse to perform any material Contract or Lease;

            (d) accelerate or modify, or give any party the right to accelerate or modify, the time within which, or the terms under which, any duties or obligations are to be performed, or any rights or benefits are to be received, under any Contract or Lease;

            (e) require the consent, waiver, approval, permit, license, clearance or authorization of, or any declaration or filing with, any court or public agency or other authority other than the FCC Consent and the filing of this Agreement with the FCC; or

            (f) require the consent of any Person under any Contract or Lease relating to the ownership or operation of the Station or to which the Purchased Assets are subject or by which either Seller is bound or the Purchased Assets are bound except for any consent required for the assignment by Sellers to Buyer of any Contract which is not required to be listed on SCHEDULE 1.2 pursuant to
Section 4.7(b)(iv) or (v) hereof.

      4.4 Purchased Assets. The Purchased Assets include all of the assets, properties and rights of every type and description, real, personal and mixed, tangible and intangible, that are necessary for, used or useable in the conduct of the business of owning and operating the Station in the manner in which that business is conducted, except for the Retained Assets. All inventories of supplies, tubes and spare parts necessary or appropriate for the operation of the Station are at levels consistent with past operations of the Station.

      4.5 Title to Purchased Assets; Liens and Encumbrances. Except as set forth on SCHEDULE 4.5, Sellers own good and marketable title to or have valid leasehold interests in all of the Purchased Assets (other than the Real Property as to which the provisions of Section 4.9 apply) free and clear of any and all Liens except for Permitted Liens.

      4.6   Condition of Equipment. Except as set forth on SCHEDULE 4.6:

            (a) the Equipment is in good condition and repair, ordinary wear and tear excepted, and to Sellers' Knowledge is not in need of imminent repair or replacement;

            (b) the Equipment includes all items of tangible personal property utilized by Sellers and their affiliates in connection with the owning and operating the Station;

            (c) the list of Equipment on SCHEDULE 1.3 is a true and correct list in all material respects of all items of tangible personal property necessary for or used in the operation of the Station in the manner in which it has been and is now operated;

            (d) the Equipment has been maintained in a manner consistent with generally accepted standards of good engineering practice;

            (e) the Equipment is operating in compliance in all material respects with the rules and regulations of the FCC and the Federal Aviation Administration, and

            (f) no Equipment has been removed except for removal of obsolete or non-operational equipment which has been replaced.

      4.7   Contracts. Except as set forth on SCHEDULE 4.7:

            (a) All of the Contracts (i) constitute legal, valid and binding obligations of the Sellers and, to Sellers' Knowledge, of the other parties thereto, (ii) are in full force and effect, and (iii) neither the Sellers nor, to Sellers' Knowledge, any other party thereto has violated any provision of, or committed or failed to perform any act which, with notice, lapse of time or both, would constitute a default under the provisions of any of the Contracts that would allow the other party to terminate such Contract or bring a claim for damages, except as would not individually or in the aggregate have, or could reasonably be expected to have, a Material Adverse Effect;

            (b) Except only (i) Contracts listed on SCHEDULE 1.2 and SCHEDULE 4.23, (ii) the Leases, (iii) the Contracts included in the Retained Assets, (iv) Contracts entered into in the ordinary course of business of the Station and involving less than $25,000 over their term and not more than $100,000 in the aggregate for all such Contracts, (v) Contracts involving sales of advertising time in accordance with the Station's customary rate practices as of the date hereof, and (vi) Contracts entered into between the date hereof and the Closing Date in accordance with Article 7 hereof, the Sellers are not a party to and do not have any Contract (including employment agreements for Station Employees) of any kind or nature whatsoever, written or oral, formal or informal, with respect to the business and operation of the Station.

            (c)   Except for Contracts not required to be scheduled pursuant to
Section 4.7(b)(iii), (iv) or (v) and Contracts that constitute Retained Liabilities, (i) Sellers have furnished true and complete copies of all Contracts, including all amendments, modifications and supplements thereto, and
(ii) SCHEDULE 1.2 contains true, accurate and complete summaries of the provisions of all oral Contracts;

            (d) SCHEDULE 1.2 sets forth an accurate and complete list and brief description of all Tradeout Agreements as of the date hereof, including with respect to each Tradeout Agreement the parties thereto, the value of broadcast time required to be provided on the Station from and after the date shown on such Schedule and the value of goods and services provided or to be provided to the Station from and after such date, except for Contracts not required to be scheduled pursuant to Section 4.7(b);

            (e) Sellers' right, title and interest in and to each of the Contracts is fully assignable to Buyer without the consent, approval or waiver of any other Person and the assignment of such Contracts will give no party thereto the right to terminate such Contract;

            (f) None of the Contracts provides for delayed or deferred payments, other than normal increases in payments which are in accordance with normal industry practices and unrelated to the transactions contemplated by this Agreement, that Buyer would be obligated to pay after the Closing Date and no payments to Sellers have been accelerated from the terms set forth in the Contracts;

            (g) Sellers are current on all of their payment obligations under the Contracts.

      4.8   Intangible Property. Except as set forth on SCHEDULE 4.8:

            (a) there are no claims, demands or proceedings instituted, or, to Sellers' Knowledge, pending or threatened, by any third party pertaining to or challenging the Sellers' right to use any of the Intangible Property in the operation of the Station;

            (b) to Sellers' Knowledge, there are no facts which would render any of the Intangible Property invalid or unenforceable;

            (c) there is no Intangible Property owned by a third party that is being used by Sellers in the operation of the Station without proper license to do so (which licenses, if any, constitute part of the Contracts);

            (d) there are no royalty agreements between the Sellers and any third party relating to any of the Intangible Property (other than as specifically referenced in any Contract listed on SCHEDULE 1.2); and

            (e) the Intangible Property constitutes all of the intangible property used or necessary for the operation of the Station and SCHEDULE 1.4 lists and identifies correctly and completely certain Intangible Property (i) owned or used by, or in any way relating to, the operation of the Station and
(ii) necessary or appropriate for or used in the operation of the Station, all of which Intangible Property is transferable to Buyer by the sole act of Sellers without the consent, approval or waiver of any other Person, or which failure of Sellers to obtain the consent, approval or waiver will not have a Material Adverse Effect, and without affecting Buyer's continuing right to use such Intangible Property after the Closing.

      4.9 Owned Real Property. SCHEDULE 1.9 sets forth a complete and correct list of all Owned Real Property. Except as disclosed on SCHEDULE 1.6, SCHEDULE 1.9, SCHEDULE 2.1, and SCHEDULE 4.9:

            (a) Sellers have good, valid, marketable and insurable fee simple absolute interest in the Owned Real Property. SCHEDULE 4.9 lists all policies of title insurance currently existing in favor of Sellers with respect to the Owned Real Property, a copy of which policies have previously been provided to Buyer. The Owned Real Property and the Leased Real Property together constitutes all real property used or useable in the operation of the Station.

            (b) There are no Liens, restrictions or encumbrances to title to any portion of the Owned Real Property. Sellers have not subjected the Owned Real Property or the improvements thereon to any unrecorded contracts, deeds, options, leases, easements, rights, obligations, covenants, conditions, restrictions, limitations or agreements not of record.

            (c) There is no pending condemnation or similar proceeding affecting the Owned Real Property or any portion thereof and, to Sellers' Knowledge, no such action is presently contemplated or threatened against the Real Property.

            (d) Sellers have not received any notice from any insurance company of any defects or inadequacies in the Real Property or any part thereof which could adversely affect the insurability of the Real Property or the premiums for the insurance thereof. Sellers have not received any notice from any insurance company which has issued or refused to issue a policy with respect to any portion of the Real Property or by any board of fire underwriters (or other body exercising similar functions) requesting the performance of any repairs, alterations or other work with which full compliance has not been made.

            (e) There are no parties in possession of any portion of the Owned Real Property other than Sellers. There are no options or rights in any party to purchase or acquire any ownership interest in the Owned Real Property, including without limitation pursuant to any executory contracts of sale, rights of first refusal or options.

            (f) To Sellers' Knowledge, no zoning, subdivision, building, health, land-use, fire or other federal, state or municipal law, ordinance, regulation or restriction is violated by the continued maintenance, operation, use or occupancy of the Owned Real Property or any tract or portion thereof or interest therein in its present manner, except for such violations which would not have a Material Adverse Effect. To Sellers' Knowledge, the current use of the Real Property and all parts thereof as aforesaid does not violate any restrictive covenants affecting the Real Property. No current use by Sellers of the Owned Real Property or any improvement located thereon or, to Sellers' Knowledge, any current use of the Leased Real Property is dependent on a nonconforming use or other approval from a governmental authority, the absence of which would significantly limit the use of any of the properties or assets in the operation of the Station.

            (g) To Sellers' Knowledge, there is no law, ordinance, order, regulation or requirement now in existence which could reasonably be expected to require any expenditure to modify or improve any of the Owned Real Property in order to bring it into compliance therewith.

            (h) The Real Property has adequate access to and from completed, dedicated and accepted public roads, and there is no pending, or to Sellers' Knowledge, threatened, governmental proceeding which could impair or curtail such access. No improvement or portion thereof is dependent for its access, operation, or utility on any land, building, or other improvement not included in the Real Property.

            (i) There are presently in existence water, sewer, gas and/or electrical lines or private systems on the Real Property which have been completed, installed and paid for and which are sufficient to service adequately the current operations of each building, facility or tower located on the Real Property, as the case may be.

            (j) To Sellers' Knowledge, there are no structural, electrical, mechanical, plumbing, air conditioning, heating or other defects in the buildings located on the Owned Real Property; the roofs of the building located on the Owned Real Property are free from structural defects, leaks and are in good condition, and adequate to operate such facilities as currently used. To Sellers' Knowledge, all towers, antennae, fixtures and improvements on the Owned Real Property are suitable for the current operation of the Station.

            (k) To Sellers' Knowledge, there are no assessments, general or special, which have been or are in the process of being levied against the Real Property, and Sellers have no Knowledge of any contemplated assessments.

            (l) All Environmental Permits and Licenses which are necessary to permit the lawful access, use and operation of the buildings and improvements located on the Real Property for their present and intended use have been obtained, are in full force and effect, and to Sellers' Knowledge, there is no pending threat of modification or cancellation of any such Environmental Permits and Licenses. Sellers have not received or been informed by a third party of the receipt by it of any written notice from any governmental authority having jurisdiction over the Real Property threatening a suspension, revocation, modification or cancellation of any Environmental Permit or License.

      4.10 Leases. SCHEDULE 1.6 sets forth a complete and correct list of all Leased Real Property. Except as set forth on SCHEDULE 1.6:

            (a) All of the Leases (i) constitute legal, valid and binding obligations of Sellers and to the Knowledge of Sellers, the other parties thereto, (ii) are in full force and effect, and (iii) neither Sellers nor, to Sellers' Knowledge, any other party thereto has violated any provision of, or committed or failed to perform any act which, with notice, lapse of time or both, would constitute a default under the provisions of any of, the Leases that would allow the other party to bring a claim for damages, except as would not individually or in the aggregate have, or could reasonably be expected to have, a Material Adverse Effect, or to terminate such Lease;

            (b) The Leases constitute all of the agreements between Sellers and third parties relating to the operation of the Station and the Real Property. SCHEDULE 1.6 lists all of the Leases relating to the Leased Real Property and the Leases have not been cancelled, modified, assigned, extended or amended except as set forth on SCHEDULE 1.6.
SCHEDULE 1.6 lists all of the leases relating to the Owned Real Property and the Leases have not been cancelled, modified, assigned, extended or amended except as set forth on SCHEDULE 1.6;

            (c) Sellers have furnished true and complete copies of the Leases to Buyer, including any and all amendments thereto;

            (d) There are no leasing commissions or similar payments due, arising out of, resulting from or with respect to any Lease which are owed by Sellers; nor does any other party thereto have a claim, lien, charge or credit against Sellers or offsets against rent due under any Lease (other than as specifically referenced in any Lease listed on SCHEDULE 1.6);

            (e) Sellers' right, title and interest in and to each of the Leases is fully assignable to Buyer without the consent, approval or waiver of any other Person and the assignment of such Leases will not give any party thereto the right to terminate such Lease or accelerate payments under such Lease;

      4.11  Financial Statements.

            (a) Attached as SCHEDULE 4.11 are true and complete copies of the unaudited balance sheets of the Station as of December 31, 2002, December 31, 2003 and February 29, 2004, and the internal unaudited results of operations of the Station for the years ended December 31, 2002 and December 31, 2003, and the period from January 1, 2004 through February 29, 2004 (collectively, the "FINANCIAL STATEMENTS"). Except as set forth on SCHEDULE 4.11, the Financial Statements (i) were prepared in accordance with the books of account and other financial records of the Station, which are accurate and complete in all material respects, (ii) fairly and accurately present the assets, liabilities and financial condition of the Station as of the respective dates thereof, and the results of operations of the Station for the periods then ended, (iii) have been prepared in accordance with GAAP, and (iv) include all adjustments (consisting only of normally recurring accruals) that are necessary for a fair presentation of the financial condition and results of operation of the Station as of the dates thereof and for the periods covered thereby.

            (b) The intercompany accounts which are listed on SCHEDULE 1.10 as Retained Assets are not included in and do not affect the net operating income calculations presented in the Financial Statements.

      4.12 No Changes. Except as set forth on SCHEDULE 4.12, there has not been any:

            (a) transaction specifically relating to the Station or the Purchased Assets except in the ordinary course of business conducted as of that date;

            (b) material adverse change in the financial condition, liabilities, assets or results of operation of the Station, and to Sellers Knowledge there is no fact, event or circumstance that is reasonably likely to result in a material adverse change in the financial condition, liabilities, assets or results of operation of the Station;

            (c) any default under any indebtedness of the Sellers, or any event which, with the lapse of time, giving of notice or both, could constitute such a default;

            (d) amendment or termination of any Contract, Lease or License to which the Sellers are a party, except in the ordinary course of business;

            (e) increase in compensation paid, payable or to become payable by the Sellers to any of their employees except normal increases in wages or salaries not in excess of 5% per annum in the usual and ordinary course of business of the Station;

            (f) increase in severance or other benefits or entitlements of any employees of Sellers;

            (g) extraordinary losses (whether or not covered by insurance) or waiver by the Sellers of any extraordinary rights of value;

            (h) commitment to or material change to any collective bargaining agreement with any labor organization which represents, or proposes to represent, the Station Employees;

            (i) lowering of the advertising rates of the Station in a manner not consistent with past practices or reflective of current market conditions;

            (j) notice from any sponsor or customer as to that sponsor's or customer's intention not to conduct business with the Station, the result of which loss or losses of business, individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect;

            (k) write down of the value of any assets except in the ordinary course of business, none of which, individually or in the aggregate, has or might reasonably have a Material Adverse Effect on the Station's financial condition;

            (l)   change in the Station's method of accounting;

            (m) other event or condition of any character that has or might reasonably have a Material Adverse Effect;

            (n) sale, assignment, lease or other transfer or disposition of any of the assets or properties of the Station except in the ordinary course of business;

            (o) distribution, transfer, sale, exchange, loan or disposition to a related or affiliated Person; or

            (p)   agreement by the Sellers to do any of the foregoing.

      4.13 Undisclosed Liabilities. Sellers have no debt, liability or obligation of any kind, whether accrued, absolute, contingent or otherwise, including, without limitation, any liability or obligation on account of Taxes or any governmental charges or penalty, interest or fines, except: (a) those liabilities reflected in the Financial Statements; (b) liabilities disclosed on SCHEDULE

4.13; (c) liabilities incurred in the ordinary course of business (other than contingent liabilities); and (d) liabilities incurred in connection with the transactions provided for in this Agreement.

      4.14 No Litigation; Labor Disputes; Compliance with Laws. Except as set forth on SCHEDULE 4.14:

            (a) There is no decree, judgment, order, litigation at law or in equity or admiralty, mediation or arbitration proceeding or proceeding before or by any commission, agency or other administrative or regulatory body or authority pending or, to Sellers' Knowledge, threatened, to which either Seller is a party or to which either Seller, the Station or the Purchased Assets are subject. There is no investigation by any commission, agency or other administrative or regulatory body or authority pending or, to Sellers' Knowledge, threatened, which is concerned with the operations, business or affairs of Sellers, the Station or the Purchased Assets. There is no claim, litigation, proceeding or governmental investigation pending against either Seller or the Station, to Sellers' Knowledge, threatened, or any order, injunction or decree outstanding relating to either Seller, the Station or the Purchased Assets that seeks to prevent the consummation of the transactions contemplated by this Agreement.

            (b) Sellers own and operate, and have owned and operated, their properties and assets, and carries on and conducts, and have carried on and conducted, the business and affairs of the Station in all material respects in compliance with all federal, foreign, state and local laws, statutes, ordinances, rules and regulations, and all court or administrative orders or processes, including, but not limited to, FCC, Occupational Safety and Health Administration, Equal Employment Opportunity Commission, and National Labor Relations Board and environmental matters. Sellers have complied in all material respects with all applicable statutes, rules and regulations pertaining to equal employment opportunity, including, without limitation, those of the FCC.

      4.15  Taxes. Except as disclosed on SCHEDULE 4.15:

            (a) Sellers have timely paid all Taxes which will have been required to be paid on or prior to the date hereof, the non-payment of which would result in a Lien on any Purchased Asset, would otherwise adversely affect the Station or would result in Buyer becoming liable or responsible therefor.

            (b) Sellers have established, in accordance with GAAP applied on a basis consistent with that of preceding periods, adequate reserves for the payment of, and will timely pay, all Taxes which arise from or with respect to the Purchased Assets or the operation of the Station and are incurred in or attributable to the periods (or portion thereof) on or prior to the Closing Date, the non-payment of which would result in a Lien on any Purchased Asset, would otherwise adversely affect the Station or would result in Buyer becoming liable therefor.

      4.16 Governmental Authorizations. License Co. holds the Licenses from the FCC to operate the Station as a television broadcast station with the power disclosed on SCHEDULE 1.7. All such Licenses are in full force and effect and none of the Licenses is subject to any conditions outside the ordinary course (other than conditions appearing on the face of such Licenses). Except as set forth on SCHEDULE 4.16, no qualifications, registrations, filings, privileges, franchises, licenses, permits, approvals or authorizations, other than the Licenses and those as set forth on SCHEDULE 1.7, are required in order for Sellers to own and operate the Station in the manner operated on the date hereof. As of the date hereof, no action or proceeding is pending or, to Sellers' Knowledge, threatened before the FCC or any other governmental body to revoke, refuse to renew or modify such Licenses or other authorizations of the Station. No action or proceeding is pending or, to Sellers' Knowledge, threatened before the FCC or any other governmental body to revoke, refuse to renew or modify the Licenses. Except as set forth on SCHEDULE 4.16, the Station has complied in all material respects with the FCC rules, regulations and policies concerning limits on the duration of advertising in children's programming, satisfaction of obligations with respect to children's programming responsive to the educational and informational needs of children, and the record keeping obligations related thereto. The most recent renewal of the FCC Licenses was granted in the ordinary course for a full renewal term without any conditions (other than conditions set forth in the grant of renewal or the general rules of the FCC). Sellers are not aware of any act or omission that could reasonably be expected to result in a refusal by the FCC to renew the Station's License for a full term in the normal course upon the timely filing of a complete and properly executed application for renewal and payment of all applicable filing fees.

      4.17 Compliance with FCC Requirements. Except as set forth on SCHEDULE 4.17, the Station, its physical facilities, electrical and mechanical systems and transmitting and studio equipment, including, but not limited to all of the Station's transmitting towers, are being, and have been, operated in all material respects in accordance with the specifications of the Licenses and with each document submitted in support of such Licenses, and Sellers and the Station are in compliance with the Communications Laws. Except as set forth on SCHEDULE 4.17, the Station is in compliance with all requirements of the FCC and the Federal Aviation Administration with respect to the construction and/or alteration of the Station's antenna structures, and, where required, "no hazard" determinations for each antenna structure have been obtained, and where required, each antenna structure has been registered with the FCC. Except as set forth on SCHEDULE 4.17, all obligations, reports and other filings required by the FCC with respect to the Station, including, without limitation, all regulatory fee payments and all materials required to be placed in the Station's public inspection file, have been duly and currently filed as of the date hereof, and are true and complete in all respects. Except as set forth on
SCHEDULE 4.17, there is not now issued or outstanding, or pending or, to Sellers' Knowledge, threatened, by or before the FCC, any order to show cause, notice of violation, notice of apparent liability, or notice of forfeiture or complaint relating to the Station.

      4.18  Digital Television. The Station has been assigned a channel (Channel
24) by the FCC for the provision of digital television ("DTV") service. The channel assignment has not been vacated, reversed, stayed, set aside, annulled or suspended, nor is it the subject of any pending appeal, request for stay, or petition for rehearing, reconsideration or review by any Person or by the FCC on its own motion, and the time for filing any appeal, request, petition, or similar document for the reconsideration or review by the FCC on its own motion has expired. To the Sellers' Knowledge, there are no pending petitions for rulemaking or notices of proposed rulemaking to reallocate the digital television allotment of the Station or, to Sellers' Knowledge, to reallocate the digital or analog television allotment of any other station in a manner that could have a Material Adverse Effect. The Licenses listed in SCHEDULE 1.7 include a construction permit (the "DTV CP") and all other authorizations necessary to operate a DTV facility on such channel (the "DTV FACILITY").

      4.19 MVPD Matters. The Station's signal is carried on substantially all of the cable systems serving the Fort Wayne, Indiana Designated Market Area (as defined by A.C. Nielsen & Co. or its successor) pursuant to must-carry notices, retransmission consent notices and retransmission consent agreements that are listed on SCHEDULE 4.19, and Sellers have no liability to any Person arising under or in respect of its performance of the Station's cable or satellite carriage agreements, including, without limitation, copyright royalties (except as listed on SCHEDULE 4.19). Each such notice or agreement is in full force and effect, and Sellers have no Knowledge of any reason that a cable system operator or satellite program service provider may terminate such carriage during its current term. To Sellers' Knowledge, there has been (a) no change in the Station's carriage or channel position on any Market MVPD System and (b) no written notification to the Station that the Station may not be entitled to carriage on any Market MVPD System either because the Station fails to meet the requisite signal strength for such status or the Station would be considered a distant signal under the cable compulsory copyright license, 17 U.S.C. Section 111.

      4.20 Insurance. Sellers have in full force and effect the liability and casualty insurance and errors and omissions insurance insuring the Purchased Assets, the Station and its business, operations, properties, employees, members, managers, officers and directors, all as set forth on SCHEDULE 4.20, and except as described on SCHEDULE 4.20, such insurance is for such coverage and in such amounts as is usual and customary for businesses similar to that of the Station. Sellers are not in default with respect to such insurance policies nor, to Sellers' Knowledge, have Sellers failed to give any notice or present any claim under any policies in due and timely fashion. No written notice of cancellation, termination or nonrenewal has been received by Sellers with respect to any such policy, and to Sellers' Knowledge, there are no threatened premium increases in excess of customary increases with respect to any policy. To the Knowledge of Sellers, there is no claim by or on behalf of the Station pending under any such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or in respect of which such underwriters have reserved their rights.

      4.21 Brokers. Neither this Agreement nor the sale and purchase of the Purchased Assets or any other transaction contemplated by this Agreement was induced or procured through any Person acting on behalf of or representing Sellers or Parent as broker, finder, investment banker, financial advisor or in any similar capacity.

      4.22 Powers of Attorney. Except as set forth on SCHEDULE 4.22 there are no Persons holding a power of attorney on behalf of either Seller or, to the Sellers' Knowledge, on behalf of the Station.

      4.23  Employees.

            (a) Except as set forth on SCHEDULE 4.23 hereto, there are no collective bargaining agreements not terminable at will relating to the Station or the business and operations thereof.

            (b) Except for the assumption of the Assumed Liabilities, the consummation of the transactions contemplated hereby will not cause Buyer to incur or suffer any liability relating to, or obligation to pay, severance, termination or other payments to any Person or any liability or obligation to pay with respect to any Station Employee Benefit Plan.

      4.24  Employee Benefit Plans. Except as set forth on SCHEDULE 4.24,

            (a) Sellers have not at any time maintained or been a party to or made contributions to any Station Employee Benefit Plan.

            (b) All Station Employee Benefit Plans maintained by Sellers or to which Sellers are or have been obligated to contribute, are, and have in the past been, in all respects maintained, funded and administered in compliance with ERISA and the Code, and other applicable law; no such plan or any plan of an ERISA Affiliate subject to Title IV of ERISA has been terminated; no proceedings to terminate any such plan or any plan of an ERISA Affiliate have been instituted under Subtitle C of Title IV of ERISA; no reportable event within the meaning of Section 4043 of Subtitle C of ERISA has occurred for any such plan maintained by Sellers or any plan of an ERISA Affiliate; neither Sellers nor any ERISA Affiliate have withdrawn from a multiemployer plan (as defined in Section 4001(a) of ERISA); the consummation of the transactions contemplated hereby will not result in any withdrawal liability on the part of Sellers under a multiemployer plan; no Plan or Benefit Arrangement established or maintained by Sellers or any ERISA Affiliate or to which either Seller is obligated to contribute has any "accumulated funding deficiency," as defined in ERISA, or any other unfunded liability or funding deficit; and neither Sellers nor any ERISA Affiliate have incurred any liability to the Pension Benefit Guaranty Corporation with respect to any such plan. Sellers have not engaged in any "prohibited transaction," as defined in Section 406 of ERISA, or in Section 4975 of the Code with respect to any Plan.

            (c) Sellers have: (i) filed or caused to be filed all returns and reports on the Station Employee Benefit Plans that are required to be filed and
(ii) paid or made adequate provision for all fees, interest, penalties, assessments or deficiencies that have become due pursuant to those returns or reports or pursuant to any assessment or adjustment that has been made relating to those returns or reports. All other fees, interest, penalties and assessments that are payable by or for Sellers have been timely reported, fully paid and discharged. There are no unpaid fees, penalties, interest or assessments due from Sellers or from any other Person that are or could become a Lien on any Purchased Asset or would otherwise adversely affect the Station or Purchased Assets. Sellers have collected or withheld all amounts that are required to be collected or withheld by them to discharge their obligations, and all of those amounts have been paid to the appropriate governmental authority or set aside in appropriate accounts for future payment when due.

            (d) All contributions or premiums for any period ending on or before the Closing Date that are not yet due have been made to or for each such Station Employee Benefit Plan or accrued in accordance with the past custom and practice of Sellers.

            (e) Neither Sellers nor any ERISA Affiliate have ever been required to contribute to any "multiemployer plan" as such term is defined in
Section 3(37) of ERISA.

      4.25  Environmental Compliance.

      (a) Except as provided in clause (b) of this Section 4.25, neither Sellers nor Parent makes any representation or warranty, express or implied, with respect to: (i) the existence or presence on, at, under or about the Real Property of any Hazardous Materials in violation of Environmental Laws or (ii) the condition of the Owned Real Property's compliance with the Environmental Laws.

      (b) Except as set forth on SCHEDULE 4.25, each of Sellers and Parent represents that: (i) Sellers have not caused or knowingly permitted (nor, at any time prior to the Closing, will Sellers cause or consent to) any Hazardous Materials to be deposited, disposed, discharged, leaked, released, generated, treated or stored in or on the Real Property in violation of any Environmental Laws (an "ENVIRONMENTAL EVENT"), (ii) to Sellers' Knowledge, no third party has caused an Environmental Event, (iii) to Sellers' Knowledge, there are not now nor have there been previously, tanks, disposal areas, landfills, surface impoundments or other facilities on, under or at the Real Property which contained any Hazardous Materials, (iv) neither the Sellers nor, to Sellers' Knowledge, any third parties have disposed of or buried any solid wastes, drums, or containers on, in, or under the ground or any surface waters located on the Real Property and (v) neither Sellers nor Parent is aware of any Hazardous Materials or other environmental contamination at the Real Property. A complete copy of the reports listed on SCHEDULE 4.25 have been delivered to Buyer.

      (c) By negotiation and execution of this Agreement, the parties have expressly allocated certain environmental risks, liabilities and expenses whether historical, current or prospective from Sellers and Parent, on the one hand, to Buyer, on the other hand. In this regard, upon Closing, Sellers shall not have any liability in the future (except with respect to breach of Sellers' representations in Section 4.25(b)) to Buyer or to any Person claiming by, through or under Buyer with respect to: (i) any past, present or future claim, cause of action, proceeding or otherwise, whether known or unknown, relating to or arising out of any past, present or future environmental condition at, under or about the Real Property; (ii) the presence of Hazardous Materials at, under or about the Real Property; (iii) a violation of any Environmental Law relating to the Real Property and (iv) any losses, damages, penalties, costs (foreseen or unforeseen, known or unknown), counsel, engineering and other professional or expert fees with respect to the foregoing (the foregoing clauses (i), (ii), (iii) and (iv) are collectively referred to as "ENVIRONMENTAL CLAIMS"). Upon Closing, except with respect to breach of Sellers' representations in Section 4.25(b), Buyer hereby unconditionally releases and discharges Sellers and Parent from any and all Environmental Claims, whether sustained by Buyer directly or relating to any claims by Buyer for indemnification, contribution or otherwise with respect to Environmental Claims against Buyer by third parties.

      4.26 Solvency. As of the Closing Date and after giving effect to the transactions contemplated by this Agreement, each Seller and Parent will be solvent and able to pay its debts as they come due. As of the Closing Date and after giving effect to the transactions contemplated by this Agreement, each Seller and Parent will have capital which is reasonably adequate for its businesses and operations.

      4.27 Records. The Records of the Station have been fully, properly and accurately maintained in all material respects, and true, correct and complete copies thereof have been made available to Buyer.

      4.28 Disclosure. The representations and warranties of Sellers and Parent herein or in any document, exhibit, statement, certificate or schedule furnished by or on behalf of Sellers or Parent to Buyer as required by this Agreement do not contain nor will contain any untrue statement of a material fact or omit or will omit to state any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading in any material respect.

                                    ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF PARENT

      Parent represents and warrants to Buyer as follows:

      5.1 Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent is duly licensed, registered or qualified to transact business in every state where it is required to be licensed, registered or qualified. Parent has the corporate power and authority to own, lease and operate its properties and to carry on its business in the places where such properties are now owned, leased or operated as such business is now conducted.

      5.2 Authorization; Enforceability. Parent has all requisite corporate power and authority to enter into this Agreement and the documents and instruments contemplated hereby and to assume and perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and all of the documents and instruments required hereby by Parent and the consummation by Parent of the transactions contemplated hereby and thereby, are within the corporate power of Parent and have been duly authorized by all necessary action by Parent. This Agreement is, and the other documents and instruments required hereby will be, when executed and delivered by Parent the valid and binding obligations of Parent, enforceable against it in accordance with their respective terms, subject only to bankruptcy, insolvency, reorganization, moratoriums or similar laws at the time in effect affecting the enforceability or rights of creditors generally and by general equitable principles which may limit the right to obtain equitable remedies.

      5.3 Absence of Conflicting Agreements. Neither the execution, delivery or performance of this Agreement by Parent nor the consummation of the sale and purchase of the Purchased Assets or any other transaction contemplated by this Agreement, does or will, after the giving of notice, or the lapse of time or otherwise, conflict with, result in a breach of, or constitute a default under, the Certificate of Incorporation or Bylaws of Parent, or any federal, state or local law, statute, ordinance, rule or regulation, or any court or administrative order or process, or any material contract, agreement, arrangement, commitment or plan to which Parent is a party or by which Parent or its assets is bound.

      5.4 Litigation. There is no claim, litigation, proceeding or governmental investigation pending against Parent or, to Parent's Knowledge, threatened, or any order, injunction or decree outstanding relating to Parent that would prevent the consummation of the transactions contemplated by this Agreement.

                                   ARTICLE VI

                     REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer represents and warrants to Sellers and Parent as follows:

      6.1 Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and on the Closing Date Buyer will be duly qualified to do business in the state of Indiana.

      6.2 Authorization; Enforceability. The execution, delivery and performance of this Agreement and all of the documents and instruments required hereby by Buyer and the consummation by Buyer of the transactions contemplated hereby and thereby are within the limited liability company power of Buyer and have been duly authorized by all necessary action by Buyer. This Agreement is, and the other documents and instruments required hereby will be, when executed and delivered by Buyer, the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, subject only to bankruptcy, insolvency, reorganization, moratoriums or similar laws at the time in effect affecting the enforceability or right of creditors generally and by general equitable principles which may limit the right to obtain equitable remedies.

      6.3 Absence of Conflicting Agreements. Neither the execution, delivery or performance of this Agreement by Buyer nor the consummation of the sale and purchase of the Purchased Assets or any other transaction contemplated by this Agreement, does or will, after the giving of notice, or the lapse of time or otherwise, conflict with, result in a breach of, or constitute a default under, the Certificate of Formation or Operating Agreement of Buyer, or subject to the receipt of the FCC Consent required in connection with the transfer of the Purchased Assets to Buyer, any federal, state or local law, statute, ordinance, rule or regulation, or any court or administrative order or process, or any material contract, agreement, arrangement, commitment or plan to which Buyer is a party or by which Buyer or its assets is bound.

      6.4 Brokers. Neither this Agreement nor the sale and purchase of the Purchased Assets or any other transaction contemplated by this Agreement was induced or procured through any Person acting on behalf of or representing Buyer as broker, finder, investment banker, financial advisor or in any similar capacity.

      6.5 Qualifications; Consents. Buyer is an entity legally qualified under the Communications Act to enter into this Agreement, and to hold FCC licenses and, as of the Closing Date, shall have sufficient funds available to consummate the transactions contemplated hereby. Buyer will certify on an FCC Form 314 that it is financially qualified. Except as contemplated in Section 3.1, no action, approval, consent, authorization or other action, including, without limitation, any action, approval, consent or authorization or other action by or filing with any governmental or quasi-governmental agency, commission, board, bureau or instrumentality, is necessary or required as to Buyer for the due execution, delivery or performance by Buyer of this Agreement or any document or instrument contemplated hereby except where the failure to obtain such approval, consent, authorization or filing would not, individually or in the aggregate, have, or reasonably could be expected to affect Buyer's ability to consummate the transactions contemplated hereby. The sole owner of Buyer on the date hereof is, and shall be on the Closing Date, Malara Broadcast Group, Inc.

      6.6 Sophistication of Buyer. Buyer hereby certifies and represents that it is experienced, sophisticated and knowledgeable in the making of investments, that Sellers permitted Buyer access (in accordance with the terms of this Agreement) to the Station and the Purchased Assets for the purpose of inspecting them, and that Buyer has relied upon said examination and not upon statements, representations or warranties made by Sellers, its agents or any other Person (other than the express representations and warranties of Seller as contained herein) in deciding to purchase the Purchased Assets.

      6.7 Litigation. There is no claim, litigation, proceeding or governmental investigation pending against Buyer or, to the Buyer's Knowledge, threatened, or any order, injunction or decree outstanding relating to Buyer that seeks to prevent the consummation of the transactions contemplated by this Agreement.

      6.8 Disclosure. The representations and warranties of Buyer herein or in any document, exhibit, statement, certificate or schedule furnished by or on behalf of Buyer to Sellers and Parent as required by this Agreement do not contain nor will contain any untrue statement of a material fact or omit or will omit to state any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading in any material respect.

                                   ARTICLE VII

                                    COVENANTS

      7.1   Books and Record; Access; Confidentiality.

            (a) Between the date hereof and the Closing Date, Sellers shall give Buyer and its authorized agents, officers and representatives (including potential financing sources and their representatives) reasonable access, during regular business hours and upon advance written notice, to any and all of its premises, properties, contracts, books and records (including Station personnel) relating to the business and operation of the Sellers, the Station and the Purchased Assets and will cause its employees to furnish to Buyer and its authorized agents, officers and representatives any and all data and information pertaining to the business and operation of the Sellers, Station, and the Purchased Assets as Buyer or its authorized representatives shall from time to time reasonably request, including, without limitation, to permit Buyer or its financing sources and their respective representatives, at Buyer's expense, to produce audited financial statements with respect to the Station and to conduct an appraisal of the Purchased Assets, provided that such audit and appraisal are not unreasonably burdensome on the Chief Financial Officer of Parent or on the employees of Sellers.

            (b) Except as may be required by law or regulation or as otherwise expressly contemplated herein, no party or their respective affiliates, employees, agents and representatives will disclose to any Person any Confidential Information concerning the business or affairs of any other party that it may have acquired from such party in the course of pursuing the Transactions without the prior written consent of Buyer or Parent, as the case may be; provided, however, any party may disclose any such Confidential Information as follows: (i) to such party's affiliates and its or its affiliates' employees, lenders, counsel, or accountants, the actions for which the applicable party will be responsible; (ii) to comply with any applicable law or order, provided that prior to making any such disclosure the party making the disclosure notifies the other party of any action, appeal, petition, plea, charge, complaint, claim, suit, demand, litigation, arbitration, mediation, hearing, inquiry, investigation or similar event, occurrence, or proceeding of which it is aware which may result in disclosure and uses its best efforts to limit or prevent such disclosure; (iii) to the extent that the Confidential Information is or becomes generally available to the public through no fault of the party or its affiliates making such disclosure; (iv) to the extent that the same information is in the possession (on a non-confidential basis) of the party making such disclosure prior to receipt of such Confidential Information; (v) to the extent that the party that received the Confidential Information independently develops the same information without in any way relying on any Confidential Information; or (vi) to the extent that the same information becomes available to the party making such disclosure on a non-confidential basis from a source other than a party or its affiliates, which source, to the disclosing party's Knowledge, is not prohibited from disclosing such information by a legal, contractual, or fiduciary obligation to the other party. If the transactions contemplated by this Agreement are not consummated, each party will return or destroy as much of the Confidential Information concerning the other party as the parties that have provided such information may reasonably request.

      7.2   Title Insurance; Surveys and Lien Search.

            (a) With respect to the Real Property, Sellers shall cooperate with Buyer to enable Buyer to obtain at its own expense within sixty (60) days of the date of this Agreement: (i) preliminary reports on title covering a date subsequent to the date hereof, issued by the Title Company, which preliminary reports shall contain a commitment (the "TITLE COMMITMENT") of the Title Company to issue one or more (as appropriate) owner's or lessee's title insurance policy on ALTA Owners or Lessees Policy (and corresponding mortgagee's) policies (each, a "TITLE POLICY") insuring the fee simple or leasehold interest of Buyer in such parcels of Real Property; and (ii) copies of all documents, filings and information disclosed in the Title Commitment. It shall be a condition to Buyer's obligations to be performed on the Closing Date that the Title Commitment shall not be subject to any Liens other than (x) Liens that will be released at Closing, (y) Permitted Liens or (z) the Leases. The issuance of such Title Commitment by the Title Company at ordinary rates for the title policy exclusive of any endorsements, subject only to (x) Liens that will be released at Closing, (y) Permitted Liens or (z) the Leases, shall satisfy the condition set forth in the preceding sentence. All standard exceptions which can be deleted by the use of owner's or Sellers' affidavits are to be deleted from the Title Commitment and Title Policies, and Sellers shall cooperate with Buyer in executing and delivering such instruments to the Title Company. The parties understand and agree that the procedures outlined in the first sentence of this Section 7.2(a) shall in no event delay the Closing beyond the date on which the Closing would occur but for such procedures.

            (b) Prior to the Closing, Sellers shall deliver to Buyer or the Title Company a certificate of no change, or such other information as the Title Company may reasonably require in order to remove the survey exception as it pertains to the Owned Real Property. Sellers and Parent have provided Buyer with the Surveys described on SCHEDULE 7.2(b), which constitute all surveys relating to the Owned Real Property in their possession.

            (c) Sellers shall deliver to Buyer lien search reports prepared by an independent, nationally recognized reporting service (the "PURCHASED ASSETS REPORTS") dated no earlier than twenty (20) days prior to the Closing, reflecting the results of UCC, Tax and judgment lien searches conducted at Secretary of State offices of the States of Delaware and Indiana, and in the County Clerk's office of any county in which the Purchased Assets are located.

            (d)   (i)   Sellers and Parent have provided Buyer with any current
Phase I Environmental Assessments, as such term is commonly understood (a "PHASE I ENVIRONMENT ASSESSMENT"), relating to the Real Property in their possession.

                  (ii) If any Phase I Environmental Assessment provided to Buyer in connection with clause (d)(i) above details a Recognized Environmental Condition (as such term is defined in the American Society of Testing and Materials Standard for Phase I Environmental Assessments) (a "RECOGNIZED ENVIRONMENTAL CONDITION") in connection with the Real Property and the environmental engineering firm that performed the Phase I or any other reputable environmental engineering firm retained by Buyer to review or update any Phase I Environmental Assessment (either such firm, the "CONSULTANT") reasonably recommends further investigatory action with respect to such Recognized Environmental Condition, Buyer shall have the right until one hundred twenty
(120) calendar days from the date hereof (the "PHASE II TIME PERIOD"), to conduct the investigation so recommended (the "PHASE II INSPECTION"); provided, however, at least three (3) days prior to commencing such work, Sellers shall have the right to review the work plan for any Phase II Inspection so proposed. The Phase II Inspection shall be conducted only: (i) during regular business hours upon reasonable notice to Sellers; and (ii) in a manner which will not unduly interfere with the operation of the Station and/or the use of, access to or egress from the Real Property. The Phase II Inspection shall be performed in a professional and workmanlike manner. All individuals accessing the Real Property shall be properly licensed to perform the activities to the extent required by law. Any damage caused by Buyer or its agents, in the course of the Phase I Environmental Assessment or any Phase II Inspection shall be promptly repaired by Buyer, at its sole cost and expenses. Notwithstanding the foregoing, Buyer shall not be responsible to cure or remediate any environmental condition or Hazardous Materials existing at the Real Property even if it may be disturbed or released by the Phase II Inspection and any drilling, soils or other material removed from the Real Property in connection with such Phase II Inspection shall be manifested by Sellers using Sellers' applicable environmental identification number to a licensed facility in full compliance with Environmental Laws.

                  (iii) If applicable, the Consultant shall estimate the cost and expense of clean up, removal, remedial, corrective or responsive action necessary to address such Recognized Environmental Condition (the "ENVIRONMENTAL WORK"), which estimate shall set forth in reasonable detail the basis for those estimates; provided, however, the Environmental Work shall be designed to meet the least stringent standards or requirements so as not to be a violation under applicable Environmental Law (taking into account the zoning of the applicable Real Property and the current uses of resources thereon).

                  (iv) The parties understand and agree that the procedures outlined in this clause (d) shall in no event delay the Closing beyond the date on which the Closing would occur but for such procedures.

            (e) The expenses incurred to obtain the Title Commitments, the Surveys, the Purchased Assets Report and the Phase I Environmental Assessment (and Phase II Inspection, if necessary) shall be paid by Buyer.

      7.3 Notice of Adverse Changes. Pending the Closing Date, Sellers shall give Buyer written notice of the occurrence of any of the following promptly upon either Seller's obtaining Knowledge (or Parent's receipt of any written notice) thereof:

            (a)   an Event of Loss in excess of $10,000;

            (b) the commencement of any proceeding or litigation at law or in equity or admiralty or before the FCC or any other commission, agency or administrative or regulatory body or authority involving any of the Licenses or which could have a Material Adverse Effect, other than proceedings or litigation of general applicability to the television broadcasting industry that do not have a disproportionate impact on the Station;

            (c) any labor grievance, controversy, strike or dispute affecting the business or operation of the Station and the scheduling of any bargaining discussions with the certified bargaining unit;

            (d) any violation by Sellers or the Station of any federal, state or local law, statute, ordinance, rule or regulation which would reasonably be expected to have a Material Adverse Effect;

            (e) any notice received by Sellers of breach, default, claimed default or termination of any Contract or Lease; or

            (f) any other unusual or adverse developments with respect to the business or operations of the Station, including the loss of carriage or change in channel position on any Market MVPD System and the cessation of broadcasting or reduction by the Station of its authorized power for more than twenty-four
(24) consecutive hours.

      7.4 Operations Pending Closing. Subject to the provisions of Section 3.2 regarding control of the Station, pending the Closing, Sellers and Parent shall (and shall cause their affiliates to):

            (a) operate the Station in the ordinary course of business in accordance with Sellers' past practices consistently applied and use reasonable efforts to preserve and maintain the Station's goodwill, business and customer relationships, licenses and franchises;

            (b) operate the Station in accordance with applicable laws, regulations, including without limitation, the Communications Laws;

            (c) use commercially reasonable efforts to maintain the Equipment in good operating condition, wear and tear due to ordinary usage excepted, and replace any of the Equipment which shall be worn out, lost, stolen or destroyed except in the case of Purchased Assets that are obsolete and not in use in the operation of the Station;

            (d) not remove from the Station, sell, assign, lease, transfer, mortgage, pledge, grant any Lien other than Permitted Liens or otherwise dispose of any of the Purchased Assets except for dispositions in the ordinary course of business in accordance with past practices consistently applied or unless such Purchased Assets are replaced with an asset of like kind and utility;

            (e) not, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, hire any new employee, consultant or independent contractor other than in the ordinary course of business (except for (i) employees who are replacements for employees whose employment with the Station has terminated and (ii) any new employees, consultants or independent contractors whose employment or contract with respect to the Station is terminated prior to the Closing Date without liability on the part of Buyer), not increase or otherwise change the rate or nature of the compensation (including wages, salaries and bonuses) or severance paid or payable to any Person employed or utilized by the Sellers or the Station, except pursuant to existing compensation and fringe benefit plans, practices and arrangements, other than annual performance based increases which shall not exceed 5% per annum, substantially consistent with the Sellers' past practice and in the ordinary course of business, and not enter into, renew or allow the renewal of, any employment or consulting agreement or other contract or arrangement with respect to the performance of personal services;

            (f) except with Buyer's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, not enter into, or become obligated under, any Contract affecting the Station or its operations, including any Program Rights agreement, with an aggregate Station liability of more than $25,000, unless cancelable at any time without penalty and except for commitments for advertising time on the Station at commercially reasonable rates to be paid in cash and entered into in the ordinary and regular course of the operation of the Station, or change, amend, terminate or otherwise modify in any material respect any Contract, License or Lease, except for those which terminate or expire by their own terms; provided, however, that Sellers will not enter into any agreements for Program Rights or any agreements with affiliates of Sellers without Buyer's prior written consent; and provided, further, that Sellers shall continue to make such expenditures and commitments as is consistent with past practices of the Station;

            (g) keep Buyer apprised of negotiations for Program Rights agreements and promptly provide Buyer with copies of all Program Rights agreements entered into by Sellers;

            (h) maintain in full force and effect policies of insurance of the same type, character and coverage as the policies currently carried with respect to the business, operations and assets of the Station;

            (i) except in the ordinary course of Sellers' business consistent with past practices, not enter into any Tradeout Agreements relating to the Station that create obligations or liabilities of Sellers or the Station extending to or beyond the Closing Date, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed;

            (j) not enter into any agreement providing for a delayed or deferred payment that Buyer would be obligated to pay after the Closing Date except for those agreements consistent with the Station's past practices and in the ordinary course of its business;

            (k) on the Closing Date, be current on all of its payment obligations under the Contracts and Leases;

            (l) proceed with all reasonable diligence to satisfy its obligations pursuant to Tradeout Agreements in the ordinary course of business of the Station;

            (m) utilize the Program Rights of the Station only in the ordinary course of business and not sell or otherwise dispose of any such Program Rights, and make all payments on Program Rights agreements on a current basis;

            (n) take all appropriate, reasonable action to protect the present service areas of the Station from increased electrical interference from other stations, existing or proposed, and to exercise reasonable efforts to maintain carriage of the Station's signals on all Market MVPD Systems;

            (o) follow Sellers' usual and customary policy with respect to extending credit for sales of broadcast time on the Station and with respect to collecting accounts receivables arising from such extension of credit;

            (p) make reasonable commercial efforts to promote and advertise the Station and its programs and make expenditures therefor in accordance with past practices consistently applied;

            (q) collect the accounts receivable in accordance with Sellers' past practices consistently applied;

            (r) promptly provide Buyer with copies of all correspondence with cable systems concerning must carry status, retransmission consent and other matters arising under the Cable Act, and keep Buyer advised of the status of all negotiations with cable systems concerning such matters;

            (s)   not change any accounting practices, procedures or methods;

            (t) not take or agree to take any action inconsistent with consummation of the Closing as contemplated by this Agreement; nor take any other actions with respect to the Station except as specifically contemplated by this Agreement;

            (u) subject to Section 11.1(a) and Section 2.11, use commercially reasonable efforts to maintain the Station's transmitting towers in good operating condition, wear and tear due to ordinary usage excepted;

            (v) not default under any indebtedness, or take any action or permit the occurrence of any event that, with the lapse of time, giving of notice or both, would constitute such a default; or

            (w)   not agree to or authorize any of the foregoing.

      7.5 Financial and FCC Reports/FCC Compliance. From and after the date of this Agreement and until the Closing, within thirty (30) days after the end of each month ending after the date hereof, Sellers will furnish Buyer with a copy of Sellers' monthly financial reports for the Station (including an unaudited balance sheet and unaudited results of operations) for each such month and the fiscal year to the end of such month. All of the foregoing financial statements shall comply with the requirements concerning financial statements set forth in
Section 4.11. From and after the date of this Agreement and until the Closing, Sellers and Parent will furnish Buyer with a copy of all reports filed with the FCC with respect to the Station after the date hereof within ten (10) days after each such report has been filed. After the Closing Date, Sellers shall furnish to Buyer all information required by the FCC relating to the operation of the Station prior to the Closing Date, provided that Sellers shall have no obligations to furnish any such information not in their possession.

      7.6 Consents. Sellers will, at their sole expense, use their best efforts to obtain all consents required from third Persons whose consent or approval is required pursuant to any Contract or Lease, prior to the Closing Date. Sellers shall advise Buyer of any difficulties experienced in obtaining such consents and of any conditions requested for any of such consents. To the extent that any Contract or Lease may not be assigned without the consent of any third party, and such consent is not obtained prior to Closing, this Agreement and any assignment executed pursuant hereto shall not constitute an assignment thereof, but to the extent permitted by law shall constitute an equitable assignment and assumption of rights and obligations under the applicable Contract or Lease, with Sellers making available to Buyer the benefits thereof and Buyer performing the obligations thereunder on Sellers' behalf. Buyer and Sellers shall cooperate to use commercially reasonable efforts after Closing to obtain consents to assign such Contracts or Leases. Notwithstanding the foregoing, it is understood and agreed that Buyer may elect to terminate this Agreement in the event Sellers fails to obtain written consents to the assignment of any Required Consent Contract listed on SCHEDULE 7.6.

      7.7 Cooperation. Buyer and Sellers will cooperate in all respects in connection with: (a) securing any nongovernmental approvals, consents and waivers of third parties referenced in Section 7.6 or consents of third parties necessary for the transfer of the Purchased Assets from

Sellers to Buyer; and (b) giving notices to any governmental authority, or securing the permission, approval, determination, consent or waiver of any governmental authority required by law in connection with the transfer of the Purchased Assets from Sellers to Buyer.

      7.8   Tax Returns and Payments.

            (a) All Tax Returns, estimates and reports required to be filed by Sellers prior to the Closing Date or relating to periods prior to the Closing Date or an application for any extension thereof will be timely filed by Sellers with the appropriate governmental agencies. All of such returns, estimates and reports shall be true and complete in all respects. Sellers will withhold all Tax required to be withheld prior to the Closing Date or relating to periods prior to the Closing Date under applicable law and regulations, and such withholdings will be paid to the proper governmental agency or set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of Sellers, as the case may be.

            (b) All Taxes pertaining to ownership of the Purchased Assets or operation of the Station prior to the Closing Date will be paid when due and payable.

            (c) Sellers shall not permit to exist any Tax deficiencies (including penalties and interest) of any kind assessed against or relating to Sellers with respect to any Taxable periods ending on or before, or including, the Closing Date of a character or nature that could reasonably be expected to result in Liens (other than Permitted Liens) or claims on any of the Purchased Assets or on Buyer's title or use of the Purchased Assets following the Closing or that would reasonably be expected to result in any claim against Buyer.

      7.9 Updating of Information. Between the date of this Agreement and the Closing Date, Sellers will deliver to Buyer except as provided in Sections 4.7(b)(iv) and (v), copies of all Contracts and Leases that are entered into by Sellers between the date hereof and the Closing in accordance with and subject to the terms of this Agreement.

      7.10 Conveyance Free and Clear of Liens. Except for Permitted Liens, at or prior to the Closing, Sellers shall obtain the release of all Liens disclosed in the Schedules hereto and any other Liens on the Purchased Assets, and shall duly file releases of all such Liens in each governmental agency or office in which any such Lien or evidence thereof shall have been previously filed, and Sellers shall transfer and convey, or cause to be transferred and conveyed, to Buyer at Closing good and marketable title to all of the Purchased Assets free and clear of all Liens, except for Permitted Liens.

      7.11 Public Announcement. Sellers shall publish and broadcast a public notice concerning the filing of the application for assignment of the Licenses in accordance with the requirements of Section 73.3580 of the FCC's rules. As to any other announcements, neither party hereto shall issue any press release or public announcement or otherwise divulge the existence of this Agreement or the transactions contemplated hereby without prior approval of the other party hereto, except as and to the extent that such party shall be obligated by law or regulation, in which case the other party shall be so advised and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued.

      7.12 Further Assurances of Sellers and Parent. Sellers and Parent shall, at any time, and from time to time, after the Closing Date, but at no cost to Sellers or Parent (other than the salaries or wages of their employees) use their reasonable best efforts to: (a) take, or cause to be taken, all appropriate action, and to do, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including, without limitation, executing and delivering any additional instruments, certificates or other documents and (b) have the present and future officers, directors, shareholders, employees and agents of Sellers and Parent cooperate with Buyer in furnishing information, evidence, testimony and other assistance in connection with any Tax Return filing obligations, actions, proceedings, arrangements or disputes of any nature with respect to matters relating to the Station for all periods prior to the Closing Date.

      7.13 Further Assurances of Buyer. Buyer shall, at any time, and from time to time, after the Closing Date, but at no cost to Buyer (other than the salaries or wages of its employees) use its reasonable best efforts to: (a) take, or cause to be taken, all appropriate action, and to do, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including, without limitation, executing and delivering any additional instruments, certificates or other documents and (b) have the present and future officers, directors, members, managers, employees and agents of Buyer cooperate with Sellers in furnishing information, evidence, testimony and other assistance in connection with any Tax Return filing obligations, actions, proceedings, arrangements or disputes of any nature with respect to matters relating to the Station for all periods prior to the Closing Date. In addition, and notwithstanding any other provision of this Agreement, after the Closing Date, Buyer will, within five (5) business days after receipt thereof, forward any checks received or pay over to Sellers any amounts collected with respect to any claims for cable copyright royalties with respect to the Station adjudicated before the Copyright Arbitration Royalty Panel for all periods up to and including the Closing Date.

      7.14 Governmental Authorizations. On the Closing Date, Sellers will hold the Licenses from the FCC to operate the Station as a television broadcast station with the power disclosed on SCHEDULE 4.16. All such Licenses will be in full force and effect and none of the Licenses will be subject to any conditions outside the ordinary course (other than conditions appearing on the face of such Licenses). Except as set forth on SCHEDULE 4.16, no qualifications, registrations, filings, privileges, franchises, licenses, permits, approvals or authorizations, other than the Licenses and those as set forth on SCHEDULE 4.16, will be required in order for Sellers to own and operate the Station in the manner operated prior to the Closing. Except as set forth on SCHEDULE 4.16, the Station will have complied in all material respects with the FCC rules, regulations and policies concerning limits on the duration of advertising in children's programming, satisfaction of obligations with respect to children's programming responsive to the educational and informational needs of children, and the record keeping obligations related thereto.

      7.15 Non-Solicitation. The parties agree that from the date hereof until the Closing Date (if the Closing shall occur) or the first anniversary of the date hereof (if the Closing shall not occur), neither party nor its affiliates shall induce or attempt to induce any employee of the other party or any of their affiliates, in each case employed in the Fort Wayne, Indiana Designated Market Area (as defined by A.C. Nielsen & Co. or its successor), to terminate his or her association with such party, provided that this covenant shall not apply to any employee who responds to a general solicitation for employment not specifically targeted to the other party's employees through the use of media, advertisements, professional search firms or otherwise.

                                  ARTICLE VIII

                CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

      Each and every obligation of Buyer to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following express conditions precedent:

      8.1 Compliance with Agreement. Each of the Sellers and Parent shall have performed and complied in all material respects with all of their respective obligations under this Agreement which are to be performed or complied with by them prior to or at the Closing.

      8.2 Proceedings and Instruments Satisfactory. All proceedings, corporate or other, to be taken by Sellers or Parent in connection with the performance of this Agreement, and all documents incident thereto, shall be complete to the reasonable satisfaction of Buyer and Buyer's counsel, and Sellers and Parent shall have made available to Buyer for examination the originals or true and correct copies of all documents which Buyer may reasonably request in connection with the transactions contemplated by this Agreement.

      8.3 Representations and Warranties. The representations and warranties made by Sellers and Parent in this Agreement shall be true and correct in all material respects as of the Closing Date (disregarding, solely for purposes of this condition precedent, any materiality qualifiers contained in any such representations and warranties) with the same force and effect as though such representations and warranties had been made on the Closing Date (other than the representations or warranties expressly made as of a specified date, which shall be true and correct in all material respects as of such specified date only (disregarding, solely for purposes of this condition precedent, any materiality qualifiers contained in any such representations and warranties)), except for changes specifically permitted or contemplated by this Agreement.

      8.4 No Material Adverse Change. Between the date of this Agreement and the Closing Date, other than any change, effect, event or occurrence resulting from (a) changes in the United States, or Fort Wayne, Indiana Designated Market Area (as defined by A. C. Nielsen & Co. or its successor), economy in general,
(b) changes in United States stock market conditions in general, (c) changes in the United States broadcasting industry in general, (d) any war, outbreak or escalation of hostilities, or act of terrorism or (e) the announcement of the existence of this Agreement or the transactions contemplated hereby, there shall have been no material adverse change in the financial condition, liabilities, assets or results of operation of the Station nor any material adverse change in the condition of the Purchased Assets, including, without limitation, a default under the terms of any of the Required Consent Contracts (unless expressly consented to or waived in writing) which could permit the acceleration of any material amounts due thereunder or termination thereof.

      8.5 Deliveries at Closing. Sellers and Parent shall have delivered or caused to be delivered to Buyer the documents required pursuant to Section 2.3(a), each properly executed and dated as of the Closing Date.

      8.6 Other Documents. Sellers and Parent shall have delivered to Buyer such documents and certificates of Sellers and Parent and public officials as shall be reasonably requested by Buyer's counsel to establish the existence and good standing of Sellers and Parent and the due authorization of this Agreement and the transactions contemplated hereby by Sellers and Parent.

      8.7 Possession; Instruments of Conveyance and Transfer. Sellers shall deliver to Buyer at the Closing such other documents as shall be effective to vest in Buyer good and marketable title to the Purchased Assets as contemplated by this Agreement.

      8.8 Approvals and Consent. There shall have been secured such permissions, approvals, determinations, consents, and waivers, if any, in form and substance reasonably satisfactory to Buyer, as may be required by law, regulatory authorities, or the Required Consent Contracts.

      8.9 Absence of Investigations and Proceedings. There shall be no decree, judgment, order or litigation at law or in equity or admiralty, no mediation or arbitration proceedings, and no proceeding before or by any commission, agency or other administrative or regulatory body or authority pending to which either Seller or Parent is a party or to which the Station or the Purchased Assets are subject, including any with respect to condemnation, zoning, use or occupancy, which is reasonably likely to be adversely determined and which could materially affect the ability of Buyer to operate the Station or to use or acquire the Purchased Assets in substantially the same manner as operated and used by Sellers or as currently proposed to be used by Sellers. No suit, action or other proceeding shall be pending before any court or governmental agency in which it is sought to restrain or prohibit, or obtain damages or other relief in connection with, this Agreement or the consummation of the transactions contemplated hereby that is likely in the reasonable judgment of Buyer to be adversely determined.

      8.10 Governmental Consents. The FCC Consent shall have been issued, and shall, at Closing, be a Final Order and in full force and effect and shall contain no provision that could have an adverse effect on the Buyer. All other material authorizations, consents or approvals of any and all governmental regulatory authorities necessary in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained on terms and conditions reasonably acceptable to Buyer and shall be in full force and effect.

      8.11 Licenses. License Co. shall be the holder of the Licenses and there shall not have been any modification of any of such Licenses that could have a Material Adverse Effect. The Station shall be operating in compliance with all Communications Laws and no proceeding shall be pending or, to Sellers' Knowledge, threatened, the effect of which could be to revoke, cancel, fail to renew, suspend or modify adversely any of the Licenses.

      8.12 Absence of Liens. On the Closing Date and simultaneously with the Closing, there shall not be any Liens on the Purchased Assets except for Permitted Liens and Liens to be removed at Closing.

      8.13 Network Affiliation Agreement. All network affiliation agreements shall be in full force and effect, and ABC shall have consented to the assignment to Buyer of the Affiliation Agreement without any adverse change in the terms and conditions therein.

      8.14 Non-Foreign Affidavit. Each Seller shall have furnished to Buyer an affidavit of such Seller, in a form reasonably satisfactory to Buyer, stating under penalty of perjury such Seller's United States taxpayer identification number and that such Seller is not a foreign Person within the meaning of
Section 1445(b) (2) of the Code.

      If any of the conditions set forth in this Article 8 have not been satisfied, the Buyer may nevertheless waive such condition (other than the FCC Consent which condition cannot be waived), but only in writing, and proceed with the consummation of the transactions contemplated hereby, but any such waiver shall not relieve Sellers or Parent of any of their obligations under Article 10 hereof.

                                   ARTICLE IX

               CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLERS

      Each and every obligation of Sellers or Parent to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following express conditions precedent:

      9.1 Compliance with Agreement. Buyer shall have performed and complied in all material respects with all of its obligations under this Agreement which are to be performed or complied with by it prior to or at the Closing.

      9.2 Proceedings and Instruments Satisfactory. All proceedings, limited liability company or other, to be taken by Buyer in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be complete to the reasonable satisfaction of Sellers and Sellers' counsel, and Buyer shall have made available to Sellers for examination the originals or true and correct copies of all documents which Sellers may reasonably request in connection with the transactions contemplated by this Agreement.

      9.3 Representations and Warranties. The representations and warranties made by Buyer shall be true and correct in all material respects as of the Closing Date (disregarding, solely for purposes of this condition precedent, any materiality qualifiers contained in any such representations and warranties) with the same force and effect as though such representations and warranties had been made on the Closing Date (other than the representations or warranties that are expressly made as of a specified date, which shall be true and correct in all material respects as of such specified date only (disregarding, solely for purposes of this condition precedent, any materiality qualifiers contained in any such representations and warranties)), except for changes permitted or contemplated by this Agreement.

      9.4 Deliveries at Closing. Buyer shall have delivered or caused to be delivered to Sellers the documents, each properly executed and dated as of the Closing Date, required pursuant to Section 2.3(b). Buyer shall also have made the payments described in Section 2.2.

      9.5 Other Documents. Buyer shall have delivered to Sellers such documents and certificates of officers of Buyer and of public officials as shall be reasonably requested by Sellers' counsel to establish the existence and good standing of Buyer and the due authorization of this Agreement and the transactions contemplated hereby by Buyer.

      9.6 Absence of Investigations and Proceedings. There shall be no decree, judgment, order or litigation at law or in equity or admiralty, no mediation or arbitration proceedings, and no proceeding before or by any commission, agency or other administrative or regulatory body or authority pending to which Buyer is a party, which, in the reasonable judgment of Sellers, is reasonably likely to be adversely determined and which could materially affect the ability of Buyer to operate the Station or to use or acquire the Purchased Assets. No suit, action or other proceeding shall be pending before any court or governmental agency in which it is sought to restrain or prohibit, or obtain damages or other relief in connection with this Agreement, or the consummation of the transactions contemplated hereby.

      9.7 Governmental Consents. The FCC Consent shall have been issued and be in full force and effect at Closing. All other material authorizations, consents or approvals of any and all governmental regulatory authorities necessary in connection with the Closing shall have been obtained and be in full force and effect.

      9.8 Network Affiliation Agreement. All network affiliation agreements shall be in full force and effect, and ABC shall have consented to the assignment to Buyer of the Affiliation Agreement without any adverse change in the terms and conditions therein.

      If any of the conditions set forth in this Article 9 have not been satisfied, Sellers and Parent may nevertheless waive such condition (other than the FCC Consent which condition cannot be waived), but only in writing, and proceed with the consummation of the transactions contemplated hereby, but any such waiver shall not relieve Buyer of any of its obligations under Article 10 hereof.

                                    ARTICLE X

                                 INDEMNIFICATION

      The parties shall be indemnified as set forth below.

      10.1 Indemnification of Buyer. Sellers and Parent, jointly and severally, covenant and agree with Buyer that they shall reimburse and indemnify and hold Buyer and its respective members, managers, directors, officers, employees, agents, affiliates and subsidiaries and assigns (the "BUYER INDEMNIFIED PARTIES") harmless from, against and in respect of any and all actions, suits, claims, interest, penalties, proceedings, investigations, audits, demands, losses (direct or indirect), liabilities, damages, assessments, fines, judgments, costs and expenses (including, without limitation, reasonable attorneys' fees) (collectively, "CLAIMS") incurred by any of the Buyer Indemnified Parties that result from:

            (a) any inaccuracy in or breach of any representations or warranties made by the either Seller or Parent in this Agreement, the Exhibits, the Schedules or any written certificate furnished to Buyer by or on behalf of either Seller or Parent pursuant to this

Agreement (disregarding, for purposes of this Section 10.1, any materiality qualifiers set forth therein);

            (b) any nonfulfillment of any covenant or agreement of either Seller or Parent under this Agreement or the agreements and instruments contemplated herein;

            (c) any liabilities and obligations of either Seller, Parent or the Station that are not Assumed Liabilities (hereinafter, "RETAINED LIABILITIES");

            (d) the operation or ownership of the Station or the Purchased Assets prior to the Closing (except, following the Closing, for the Assumed Liabilities);

            (e) any Taxes, payments, claims or accruals for salaries, wages, bonuses, vacation, sick pay, amounts payable under Station Employee Benefit Plans, or otherwise to employees or agents of Sellers, and other liabilities and obligations of Sellers, in each case relating to and incurred with respect to the periods on or prior to the Closing Date, whether or not due or payable on or prior to the Closing Date (except, following the Closing, for the Assumed Liabilities);

            (f) any claims or litigation matters which relate or are due to the conduct of Sellers, Parent or the Station on or prior to the Closing Date, including, without limitation, the claims described in SCHEDULE 4.14 hereto;

            (g) the failure to comply with statutory provisions relating to bulk sales and transfers, if applicable;

            (h) any fees, expenses or other payments incurred or owed by Sellers or Parent pursuant to Section 12.5 hereof or to any brokers or comparable third parties retained or employed by them or their affiliates in connection with the transactions contemplated by this Agreement;

            (i) any claims made by a third party alleging facts which, if true, would entitle any Buyer Indemnified Party to indemnification pursuant to
(a) through (h) above;

            (j) any failure of either Seller or Parent to comply with its obligations under this Section 10.1; or

            (k) any fees or expenses (including without limitation, reasonable attorneys' fees) incurred by any Buyer Indemnified Party in enforcing its rights hereunder to the extent that such Buyer Indemnified Party prevails in enforcing such rights.

      The amounts for which Sellers or Parent shall be liable under this Section
10.1 shall be net of any insurance proceeds paid to Buyer Indemnified Parties in connection with the facts giving rise to the right of indemnification.

      10.2 Indemnification of the Sellers. Buyer covenants and agrees with Sellers and Parent that, from and after the Closing, it shall reimburse and indemnify and hold each Seller, Parent and their respective members, managers, directors, shareholders, officers, employees, agents, affiliates and subsidiaries and assigns (the "SELLER INDEMNIFIED PARTIES") harmless from, against and in respect of any and all Claims incurred by any of Seller Indemnified Parties that result from:

            (a) any inaccuracy in or breach of any representations or warranties made by Buyer in this Agreement, the Exhibits, the Schedules or any written certificate furnished to Sellers by or on behalf of Buyer pursuant to this Agreement (disregarding, for purposes of this Section 10.2, any materiality qualifiers set forth therein);

            (b) any nonfulfillment of any covenant or agreement of Buyer under this Agreement;

            (c)   Assumed Liabilities;

            (d) any fees, expenses or other payments incurred or owed by Buyer pursuant to Section 12.5 hereof or to any brokers or comparable third parties retained or employed by it or its affiliates in connection with the transactions contemplated by this Agreement;

            (e) any claims made by a third party alleging facts which, if true, would entitle any Seller Indemnified Party to indemnification pursuant to
(a) through (d) above;

            (f)   any failure of Buyer to comply with its obligations under this
Section 10.2;

            (g) any fees or expenses (including without limitation, reasonable attorneys' fees) incurred by any Seller Indemnified Party in enforcing its rights hereunder to the extent that such Seller Indemnified Party prevails in enforcing such rights; or

            (h) any claim, liability or obligation incurred or owed by Buyer relating to the operation or ownership of the Station or the Purchased Assets after the Closing Date (except for the Retained Assets).

      The amounts for which Buyer shall be liable under this Section 10.2 shall be net of any insurance proceeds paid to Seller Indemnified Parties in connection with the facts giving rise to the right of indemnification.

      10.3  Method of Asserting Claims.

            (a) The party seeking indemnification (the "INDEMNITEE") will give prompt written notice to the party or parties from which indemnification hereunder is sought (the "INDEMNITOR") of any Claim, whether solely between the parties or brought by a third party, which it discovers or of which it receives notice and which might give rise to a claim by it against Indemnitor under
Article 10 hereof, stating the nature, basis and (to the extent known) amount thereof; provided that failure to give prompt notice shall not jeopardize the right of any Indemnitee to indemnification except to the extent such failure shall have materially prejudiced the ability of the Indemnitor to defend such Claim.

            (b) In case of any Claim or suit by a third party or by any governmental body, or any legal, administrative or arbitration proceeding with respect to which Indemnitor may have liability under the indemnity agreement contained in this Article 10, Indemnitor shall be entitled to participate therein, and, to the extent desired by it, to assume the defense thereof, and after notice from Indemnitor to Indemnitee of the election so to assume the defense thereof, Indemnitor will not be liable to Indemnitee for any legal or other expenses subsequently incurred by Indemnitee in connection with the defense thereof, other than reasonable costs of investigation, unless Indemnitor does not actually assume the defense thereof following notice of such election. Indemnitee and Indemnitor will render to each other such assistance as may reasonably be required of each other in order to ensure proper and adequate defense of any such suit, Claim or proceeding. The Indemnitee will not make any settlement of any Claim which might give rise to liability of Indemnitor under the indemnity agreements contained in this Section without the written consent of Indemnitor, and the Indemnitor shall not agree to make any settlement of any Claim which would not include the unconditional release of the Indemnitee without the written consent of Indemnitee, which consent shall not be unreasonably withheld, conditioned or delayed.

            (c) If the Indemnitee shall notify the Indemnitor of any claim or demand pursuant to Section 10.3(a), and if such claim or demand relates to a claim or demand asserted by a third party against the Indemnitee, the Indemnitor shall have the right to employ counsel acceptable to the Indemnitee to defend any such claim or demand asserted against the Indemnitee. The Indemnitee shall have the right to participate in the defense of any such claim or demand. The Indemnitor shall notify the Indemnitee in writing, as promptly as possible (but in any case before the due date for the answer or response to a claim) after the date of the notice of claim given by the Indemnitee to the Indemnitor under
Section 10.3(a) of its election to defend in good faith any such third party claim or demand. The Indemnitee shall make available to the Indemnitor or its agents all records and other materials in the Indemnitee's possession reasonably required by it for its use in contesting any third party claim or demand. Whether or not the Indemnitor elects to defend any such claim or demand, the Indemnitee shall have no obligations to do so.

      10.4 Nature and Survival of Representations. All statements made by or on behalf of Sellers or Parent herein or in the Schedules shall be deemed representations and warranties of Sellers or Parent regardless of any investigation, audit or inspection made by or on behalf of Buyer. Except for Claims involving fraud, the representations and warranties made by either of the Sellers or Parent, on the one hand, and by Buyer, on the other hand, under this Agreement shall survive until eighteen (18) months following the Closing Date (whereupon they shall expire and be of no further force and effect unless written notice of a claim is given by the Indemnitee to the Indemnitor prior to expiration, which Claims shall survive until resolved) except that (a) the representations and warranties set forth in Section 4.15 (Taxes) shall survive the Closing until ninety (90) days after the expiration of the applicable statute of limitations, and (b) the representations and warranties set forth in
Section 4.1 (Organization), Section 4.2 (Authorization; Enforceability), Section 4.3(a), (b) and (e) (Absence of Conflicting Agreements), Section 4.5 (Title to Purchased Assets; Liens and Encumbrances), Section 4.21 (Brokers), Section 5.1 (Organization), Section 5.2 (Authorization;

Enforceability), Section 5.3 (Absence of Conflicting Agreements), Section 6.1 (Organization), Section 6.2 (Authorization; Enforceability), Section 6.3 (Absence of Conflicting Agreements), Section 6.4 (Brokers) and Section 6.8 (Hart-Scott-Rodino Act) shall survive indefinitely.

      10.5 Remedies. Except for claims based on fraud or intentional misrepresentation or as otherwise specifically provided in this Agreement, the foregoing indemnification provisions are the sole and exclusive remedy any party may have for a breach of any representation, warranty, covenant or agreement hereunder.

      10.6  Limitations.

            (a) No officer, director, employee, agent or partner of Sellers, Parent or any affiliates thereof (other than Sellers and Parent), shall have any personal liability to Buyer, its assigns or any of its affiliates under this Agreement or any document delivered in connection herewith arising from or in connection with its execution of any agreement, certificate of other instrument executed by such officer, director, employee, agent or partner in connection with the transaction contemplated by this Agreement.

            (b) No officer, director, employee, agent or partner of Buyer or any affiliates thereof (other than Buyer) shall have any personal liability to Sellers or Parent, their respective assigns or any of their respective affiliates under this Agreement or any document delivered in connection herewith arising from or in connection with its execution of any agreement, certificate of other instrument executed by such officer, director, employee, agent or partner in connection with the transaction contemplated by this Agreement.

                                   ARTICLE XI

                               FURTHER AGREEMENTS

      11.1  Event of Loss.

            (a) The risk of all Events of Loss at all times up to the Effective Time shall be borne by Sellers and the risk of all Events of Loss at or subsequent to the Effective Time shall be borne by Buyer. Upon the occurrence of an Event of Loss prior to the Effective Time, Sellers shall take reasonable steps to repair, replace and restore damaged, destroyed or lost property to its condition prior to any such loss, damage, or destruction. In the event of any such loss, damage, or destruction, the proceeds of any claim for any loss, payable under any insurance policy with respect thereto, shall be used to repair, replace, or restore any such property to its former condition subject to the conditions stated below. In the event of any loss or damage to the Station or any of the Purchased Assets, Sellers shall notify Buyer thereof in writing immediately. Such notice shall specify with particularity the loss or damage incurred, the cause thereof (if known or reasonably ascertainable), and the insurance coverage. In the event that the property is not completely repaired, replaced or restored on or before the scheduled Closing Date, Buyer at its option: (i) may elect to postpone Closing until such time as the property has been completely repaired, replaced or restored (and, if necessary, Sellers shall join Buyer in requesting from the FCC any extensions of time in which to consummate the Closing that may be required in order to complete such repairs); or (ii) may elect to consummate the Closing and accept the property in its then condition, in which event Sellers shall pay to Buyer all proceeds of insurance (including any deductible in connection therewith) and assign to Buyer the right to any unpaid proceeds. Sellers shall have no responsibility to repair or replace damaged or destroyed Purchased Assets not covered by insurance (provided that any loss or damage to any Purchased Assets that is covered by insurance but subject to a deductible shall be deemed to be covered by insurance for purposes of this sentence) if the cost of such repair exceeds One Hundred Thousand Dollars ($100,000) in the aggregate, provided, however, that should Sellers not advise Buyer within five (5) days after being requested to do so that Sellers will repair or replace such Purchased Assets, Buyer may terminate this Agreement without penalty upon written notice to Sellers within ten (10) days after the notice from Sellers.

            (b) Should the analog Station (i) not operate for a period of seventy two (72) consecutive hours or (ii) not operate at more than ninety percent (90%) of its maximum authorized power for a period of thirty (30) consecutive days (either (i) or (ii) a "TRANSMISSION DEFAULT"), Buyer may either elect to terminate this Agreement without penalty upon written notice to Sellers within ten (10) days after the notice from Sellers, or postpone the Closing for a period of up to sixty (60) days while Sellers attempt to cure the Transmission Default condition, and if such cure occurs to the reasonable satisfaction of Buyer within such sixty (60) day period, then the parties shall consummate the transaction at the earliest practicable date thereafter.

      11.2 Station Employees. Buyer shall not offer employment to any Station Employees. This covenant shall survive the Closing and the consummation of the transactions contemplated by this Agreement.

      11.3 Bulk Transfer. Buyer and Sellers hereby waive compliance with the bulk transfer provisions of the Uniform Commercial Code and all similar laws. Except for the Assumed Liabilities, Sellers shall promptly pay and discharge when and as due all liabilities and obligations arising out of or relating to Sellers' ownership, operation and sale of the Station. Except for the Assumed Liabilities, Sellers hereby agree to indemnify, defend and hold Buyer harmless from and against any and all liabilities, losses, costs, damages or causes of action (including, without limitation, reasonable attorneys' fees and other legal costs and expenses) arising out of or relating to claims asserted against Buyer pursuant to the bulk transfer provisions of the Uniform Commercial Code or any similar law.

                                   ARTICLE XII

                           TERMINATION; MISCELLANEOUS

      12.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date, as follows:

            (a)   by mutual written agreement of Sellers and Buyer; or

            (b) by written notice of Buyer to Sellers if any of the conditions set forth in Article 8 of this Agreement shall not have been fulfilled by the Closing Date or as otherwise provided herein; or

            (c) by written notice of Buyer to Sellers if either Seller or Parent has failed to cure a material breach of its representations, warranties or covenants under this Agreement within thirty (30) calendar days after it receives notice from Buyer of such occurrence; or

            (d) by written notice of Sellers to Buyer if any of the conditions set forth in Article 9 of this Agreement shall not have been fulfilled by the Closing Date; or

            (e) by written notice of Sellers to Buyer if Buyer has failed to cure a material breach of any of its representations, warranties or covenants under this Agreement within thirty (30) calendar days after it receives notice from Sellers of such occurrence; or

            (f) by Buyer or Sellers by written notice to the other party if the Closing has not occurred on or before the first anniversary of the date of this Agreement; or

            (g) by Buyer within five (5) business days after the expiration of the Phase II Time Period, if the reasonable estimate of costs and expenses of the Environmental Work pursuant to Section 7.2(d) exceeds Fifty Thousand Dollars ($50,000); provided, however, that Sellers may elect in writing to pay the costs and expenses of the Environmental Work and in such event Buyer may not elect to terminate this Agreement under this Section 12.1(h); or

            (h) by Buyer by written notice to Sellers on or before the date that is seventy (70) calendar days after the date hereof, if the Title Reports or Survey with respect to the Real Property discloses any Liens (other than Permitted Liens) which could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; or

            (i)   by Buyer in accordance with Section 11.1 (Event of Loss).

      12.2  Rights on Termination; Waiver.

            (a) In the event of the termination of this Agreement as provided in Section 12.1 above, all further obligations of the parties under or pursuant to this Agreement shall terminate without further liability of either party to the other, except (i) as provided in Section 12.2(b) and (c) below, and (ii) for claims resulting from any breach of this Agreement prior to the termination of this Agreement (as limited by the provisions of Section 12.2(d) or 12.3 below).

            (b) If either Seller or Parent is in material default in the performance of its obligations under this Agreement or has breached in any material respect its representations and warranties hereunder and Buyer is not in material default of its obligations under this Agreement and has not breached in any material respects its representations and warranties hereunder, then Buyer shall be entitled to pursue all legal and equitable remedies against Sellers and Parent for such default or breach, including specific performance (Sellers and Parent hereby acknowledge that the Purchased Assets are unique and that Buyer has no adequate remedy at law if either Seller or Parent breaches this Agreement).

            (c) If (i) Buyer is in material default in the performance of its obligations under this Agreement or Buyer has breached in any material respect its representations and warranties hereunder and neither of the Sellers nor Parent is in material default of its obligations under this Agreement and has not breached in any material respect its representations and warranties hereunder, and Sellers terminate this Agreement pursuant to Section 12.1(f), then Sellers and Parent shall be entitled to claim, as their sole and exclusive remedy against Buyer, the amount set forth in
Section 12.3(a), as liquidated damages pursuant to Section 12.3.

            (d) A termination pursuant to Section 12.1(b) or (d) shall not relieve any party of any liability it would otherwise have for a breach of this Agreement. In the event of a termination pursuant to Section 12.1(a) or by Buyer pursuant to Section 12.1(b), (d), (f) (except as described in Section 12.2(c)),
(g), (h) or (i), Buyer shall have no further liability to Sellers or Parent.

      12.3 Survival. The obligations to indemnify contained in Article 10 hereof, the agreements contained herein, the representations and warranties made in this Agreement or made pursuant hereto shall survive the Closing and the consummation of the transactions contemplated by this Agreement as provided in
Section 10.4, and shall survive any independent investigation by Buyer, Parent or either Seller, and any dissolution, merger or consolidation of Buyer, Parent or either Seller and shall bind the legal representatives, assigns and successors of Buyer, Sellers and Parent.

      12.4 Entire Agreement; Amendment; and Waivers. This Agreement and the documents referred to herein and to be delivered pursuant hereto constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions of the parties, whether oral or written, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein. No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision or breach of this Agreement, whether or not similar, unless otherwise expressly provided.

      12.5 Expenses. Except as otherwise specifically provided herein, whether or not the transactions contemplated by this Agreement are consummated, each of the parties hereto shall pay the fees and expenses of its respective counsel, accountants and other experts incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby. Sellers, on the one hand, and Buyer, on the other hand, shall each pay one-half (1/2) of all FCC filing or FCC transfer fees relating to the transactions contemplated hereby.

      12.6 Benefit; Assignment. This Agreement shall be binding upon and inure to the benefit of and shall be enforceable by Buyer, Parent and each of the Sellers and their respective proper successors and assigns. This Agreement may not be assigned by Buyer to another party without the consent of Sellers, which consent will not be unreasonably withheld; provided, however, Buyer may, without Sellers' consent (a) assign this Agreement to any entity or entities affiliated with Buyer, (b) collaterally assign its rights under this Agreement to any of Buyer's or its affiliates' financing sources; (c) assign its rights hereunder to a purchaser of the Station or of all or substantially all of the Purchased Assets, or in connection with a merger of Buyer and/or its affiliates, or (d) assign its rights to acquire any tangible or intangible assets that are included in the Purchased Assets (excluding, for the sake of clarity, the Licenses); provided, further, however, that in no event shall any such assignment delay the Closing beyond the date on which it otherwise would have occurred but for such assignment. No assignment shall relieve Buyer, Sellers or Parent of any of their respective obligations hereunder. With respect to any permitted assignment hereunder, the parties shall reasonably cooperate to take actions necessary to effectuate such assignment, including but not limited to cooperating in any appropriate filings with the FCC or other governmental authorities.

      12.7 Sellers and Parent will not, after the date hereof: (a) solicit, initiate or encourage the submission of any proposal or offer from any Person relating to (i) the liquidation, dissolution, sale of assets or stock, or recapitalization of either Seller or the Station, (ii) the merger or consolidation of either Seller or the Station with or into any Person, (iii) the acquisition or purchase of assets of (other than in the ordinary course of business) or any equity interest in either Seller or its direct parent company, or (iv) any similar transaction or business combination, involving either Seller or the Station (each, an "ALTERNATIVE TRANSACTION"), or (b) institute, pursue, or engage in any discussions, negotiations, or agreements with any Person concerning any of the foregoing, or (c) furnish any information with respect to any effort or attempt by any other Person to do any of the foregoing. Sellers will immediately notify Buyer of any offer received from third parties regarding an Alternative Transaction.

      12.8 Notices. All communications or notices required or permitted by this Agreement shall be in writing and shall be deemed to have been given at the earlier of (a) the business date when sent by facsimile to the number set forth below, (b) the business day after being properly deposited for delivery by commercial overnight delivery service, prepaid, or (c) five (5) days after deposit in the United States mail, certified or registered mail, postage prepaid, return receipt requested, and addressed as follows, unless and until either of such parties notifies the other in accordance with this Section of a change of address:

                  If to Buyer:         Malara Broadcast Group of Fort Wayne, LLC
                                       5880 Midnight Pass Road
                                       Suite 701
                                       Siesta Key, Florida 34242
                                       Attention:     Anthony Malara
                                       Facsimile No.: 941-346-8354

                  With a copy to:      Wolf, Block, Schorr & Solis-Cohen, LLP
                                       250 Park Avenue, Suite 1000
                                       New York, New York 10177
                                       Attention:     Stuart A. Shorenstein
                                       Facsimile No.: 212-986-0604

                  If to Parent or      c/o Granite Broadcasting Corporation
                  either Seller:       767 Third Avenue
                                       34th Floor
                                       New York, New York 10017
                                       Attention:     President
                                       Facsimile No.: (212) 826-2538

                  With a copy to:      Akin Gump Strauss Hauer & Feld LLP
                                       Robert S. Strauss Building
                                       1333 New Hampshire Ave., N.W.
                                       Washington, D.C. 20036
                                       Attention:     Russell W. Parks, Jr.
                                       Facsimile No.: 202-887-4288

            12.9 Counterparts; Headings. This Agreement may be executed in counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. The Table of Contents and Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

            12.10 Income Tax Position. Neither Buyer nor either Seller shall take a position for income tax purposes which is inconsistent with this Agreement.

            12.11 Severability. If any provision, clause or part of this Agreement or the application thereof under certain circumstances is held invalid, or unenforceable, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, shall not be affected thereby.

            12.12 Governing Law. This Agreement shall be construed and interpreted according to the laws of the State of New York, without regard to the conflict of law principles thereof.

            12.13 Good Faith. Recognizing the complex nature of the transactions contemplated in this Agreement, the parties hereto agree to cooperate in good faith to effectuate the transactions set forth herein in accordance with the intent of the parties as expressed herein.

            12.14 Schedules. Prior to the execution hereof, Sellers have delivered to Buyer a set of Schedules setting forth for the Station among other things, items the disclosure of which is necessary either (a) in response to an express informational requirement contained in or requested by a provision hereof or (b) as an exception to one or more representations or warranties contained in Article 4; provided, that the listing of an item in one section of the Schedules shall be deemed to be a listing in the other sections of the Schedules provided that such information is specifically described and readily determinable to be so applicable to such other section or sections of the Schedules; provided, further, that any disclosure which is an exception to one or more representations or warranties contained in Article 4 shall specifically describe such exception to the representation or warranty. Except as otherwise provided in Section 4.7, true and complete copies of all written agreements referenced in the Schedules have been delivered to Buyer.

            12.15 No Third-Party Beneficiaries. Except as otherwise provided in
Article 10 with respect to indemnification of Buyer Indemnified Parties and Seller Indemnified Parties, nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto (or their respective successors and permitted assigns) any rights or remedies by reason of this Agreement.

      IN WITNESS WHEREOF, the parties have duly executed this Purchase and Sale Agreement as of the day and year first above written.

      "BUYER"                          MALARA BROADCAST GROUP OF
                                       FORT WAYNE LLC

                                       By: /s/ Anthony Malara
                                          --------------------------------------
                                       Name: Anthony Malara
                                       Title: President

      "SELLERS"                        WPTA-TV, INC.

                                       By: /s/ Lawrence I. Wills
                                          --------------------------------------
                                       Name: Lawrence I. Wills
                                       Title: Vice President

                                       WPTA-TV LICENSE, INC.

                                       By: /s/ Lawrence I. Wills
                                          --------------------------------------
                                       Name: Lawrence I. Wills
                                       Title: Vice President

      "PARENT"                         GRANITE BROADCASTING CORPORATION

                                       By: /s/ Lawrence I. Wills
                                          --------------------------------------
                                       Name: Lawrence I. Wills
                                       Title: Senior Vice President